SCHEDULE 14(A)

(Rule 14a-101)

Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

FORRESTER RESEARCH, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Forrester Research, Inc.

60 Acorn Park Drive

Cambridge, Massachusetts 02140

George F. Colony

Chairman of the Board

and Chief Executive Officer

March 23, 2012

To Our Stockholders:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Forrester Research, Inc., which will be held on Tuesday, May 8, 2012, at the offices of the Company, 60 Acorn Park Drive, Cambridge, Massachusetts at 10:00 a.m. (local time).

On the following pages, you will find the formal notice of the Annual Meeting and our proxy statement. At the Annual Meeting you are being asked to elect two Class III Directors, to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012, to approve by non-binding vote our executive compensation, and to approve an amendment of our 2006 Equity Incentive Plan.

We hope that many of you will be able to attend in person. I look forward to seeing you there.

Sincerely yours,

GEORGE F. COLONY

Chairman of the Board

and Chief Executive Officer

Forrester Research, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 8, 2012

Notice is hereby given that the 2012 Annual Meeting of Stockholders of Forrester Research, Inc. will be held at the offices of the Company, 60 Acorn Park Drive, Cambridge, Massachusetts at 10:00 a.m. (local time) on Tuesday, May 8, 2012 for the following purposes:

1.	To elect the two Class III directors named in the accompanying proxy statement to serve until the 2015 Annual Meeting of Stockholders;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm;

3.	To approve by non-binding vote our executive compensation; and

4.	To approve an amendment of our 2006 Equity Incentive Plan and related items.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Stockholders of record at the close of business on March 22, 2012 are entitled to notice of and to vote at the meeting. A list of stockholders entitled to vote at the meeting will be open to examination by stockholders at the meeting and during normal business hours from April 27, 2012 to the date of the meeting at our offices, located at 60 Acorn Park Drive, Cambridge, Massachusetts 02140.

If you are unable to be present personally, please vote your shares as provided in this proxy statement.

By Order of the Board of Directors

GAIL S. MANN

Secretary

Cambridge, Massachusetts

March 23, 2012

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE

VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH

THE INSTRUCTIONS SET FORTH ON THE PROXY CARD, OR COMPLETE, SIGN AND RETURN

THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE WHETHER OR

NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

FORRESTER RESEARCH, INC.

Annual Meeting of Stockholders

May 8, 2012

PROXY STATEMENT

The Board of Directors of Forrester Research, Inc., a Delaware corporation, is soliciting proxies from our stockholders. The proxy will be used at our 2012 Annual Meeting of Stockholders and at any adjournments thereof. You are invited to attend the meeting to be held at 10:00 a.m. (local time) on Tuesday, May 8, 2012 at the offices of the Company, 60 Acorn Park Drive, Cambridge, Massachusetts. This proxy statement was first made available to stockholders on or about March 26, 2012.

This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposals upon which you are being asked to vote, provides information that you may find useful in determining how to vote and describes voting procedures.

We use several abbreviations in this proxy statement. We call our Board of Directors the “Board” and refer to our fiscal year which began on January 1, 2011 and ended on December 31, 2011 as “fiscal 2011.” We also refer to ourselves as “Forrester” or the “Company.”

Who May Attend and Vote?

Stockholders who owned our common stock at the close of business on March 22, 2012 are entitled to notice of and to vote at the annual meeting. We refer to this date in this proxy statement as the “record date.” As of the record date, we had 22,667,640 shares of common stock issued and outstanding. Each share of common stock is entitled to one vote on each matter to come before the meeting.

How Do I Vote?

If you are a stockholder of record of our common stock:

1.	You may vote over the internet. If you have internet access, you may vote your shares from any location in the world by following the Vote by Internet instructions on the enclosed proxy card.

2.	You may vote by telephone. You may vote your shares by following the “Vote by Telephone” instructions on the enclosed proxy card.

3.	You may vote by mail. If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

4.	You may vote in person. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you at the meeting.

By voting over the internet or by telephone, or by signing and returning the proxy card according to the enclosed instructions, you are enabling the individuals named on the proxy card (known as “proxies”) to vote your shares at the meeting in the manner you indicate. We encourage you to vote in advance even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting. Your shares will be voted in accordance with your instructions. If a proxy card is signed and received by our Secretary, but no instructions are indicated, then the proxy will be voted “FOR” the election of the nominees for directors, “FOR” ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2012, “FOR” approval of the non-binding vote on our executive compensation, and “FOR” approving the amendment of our 2006 Equity Incentive Plan and related items.

How Do I Vote if My Shares are Held in Street Name?

If you hold shares in “street name” (that is, through a bank, broker, or other nominee), the bank, broker, or other nominee, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokers also offer the option of voting over the internet or by telephone, instructions for which would be provided by your brokerage firm on your voting instruction form. Please follow the instructions on that form to make sure your shares are properly voted. If you hold shares in “street name” and would like to attend the annual meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of our common stock. In addition, if you wish to vote your shares in person, you must contact the person in whose name your shares are registered and obtain a proxy card from that person and bring it to the annual meeting.

What Does the Board of Directors Recommend?

The Board recommends that you vote FOR the election of nominees for Class III directors identified in Proposal One, FOR ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm as described in Proposal Two, FOR approval by non-binding vote of our executive compensation as provided in Proposal Three, and FOR approval of the amendment of our 2006 Equity Incentive Plan and related items.

If you are a record holder and submit the proxy card but do not indicate your voting instructions, the persons named as proxies on your proxy card will vote in accordance with the recommendations of the Board of Directors. If you hold your shares in “street name”, and you do not indicate how you wish to have your shares voted, your nominee has discretion to instruct the proxies to vote on Proposal Two but does not have the authority, without your specific instructions, to vote on the election of directors or on Proposals Three or Four, and those votes will be counted as “broker non-votes”.

What Vote is Required for Each Proposal?

A majority of the shares entitled to vote on a particular matter, present in person or represented by proxy, constitutes a quorum as to any proposal. The nominees for election of the Class III directors at the meeting (Proposal One) who receive the greatest number of votes properly cast for the election of directors will be elected. As a result, shares that withhold authority as to the nominees recommended by the Board will have no effect on the outcome. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and voting is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal Two), to approve the non-binding vote on our executive compensation (Proposal Three), and to approve the amendment to our 2006 Equity Incentive Plan and related items.

Shares represented by proxies that indicate an abstention or a “broker non-vote” (that is, shares represented at the annual meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular matter) will be counted as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but are not considered to have been voted, and have the practical effect of reducing the number of affirmative votes required to achieve a majority for those matters requiring the affirmative vote of the holders of a majority of the shares present or represented by proxy and voting (Proposals Two, Three and Four) by reducing the total number of shares from which the majority is calculated. However, because directors are elected by a plurality vote, abstentions and broker non-votes will have no effect on the outcome on Proposal One.

May I Change or Revoke My Vote After I Return My Proxy Card or After I Have Voted My Shares over the Internet or by Telephone?

Yes. If you are a stockholder of record, you may change or revoke a proxy any time before it is voted by:

•	returning to us a newly signed proxy bearing a later date;

•	delivering a written instrument to our Secretary revoking the proxy; or

•	attending the annual meeting and voting in person.

If you hold shares in “street name”, you should follow the procedure in the instructions that your nominee has provided to you.

Who Will Bear the Cost of Proxy Solicitation?

We will bear the expense of soliciting proxies. Our officers and regular employees (who will receive no compensation in addition to their regular salaries) may solicit proxies. In addition to soliciting proxies through the mail, our officers and regular employees may solicit proxies personally, as well as by mail, telephone, and telegram from brokerage houses and other stockholders. We will reimburse brokers and other persons for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 8, 2012

This proxy statement and our Annual Report to Stockholders are available on-line at www.edocumentview.com/forr. These materials will be mailed to stockholders who request them.

How Can I Obtain an Annual Report on Form 10-K?

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 is available on our website at www.forrester.com. If you would like a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, we will send you one without charge. Please contact Investor Relations, Forrester Research, Inc., 60 Acorn Park Drive, Cambridge, MA 02140, Tel: (617) 613-6000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and notes provide information about the beneficial ownership of our outstanding common stock as of February 17, 2012 (except as otherwise noted) by:

(i)	each person who we know beneficially owns more than 5% of our common stock;

(ii)	each of the executive officers named below in the Summary Compensation Table;

(iii)	each member of our Board of Directors; and

(iv)	our directors and executive officers as a group.

Except as otherwise indicated, each of the stockholders named in the table below has sole voting and investment power with respect to the shares of our common stock beneficially owned. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the shares. Shares subject to exercisable options include options that are currently exercisable or exercisable within 60 days of February 17, 2012 and shares underlying restricted stock units scheduled to vest within 60 days of February 17, 2012.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Shares Beneficially Owned	Shares Subject to Exercisable Options and vesting restricted stock units	Percentage of Outstanding Shares
George F. Colony, c/o Forrester Research, Inc. 60 Acorn Park Drive, Cambridge, MA 02140(1)	7,934,198	—	34.8%

M.A.M. Investments Limited Orion House, 5 Upper Street Martin’s Lane London WC2H 9EA, United Kingdom(2)	1,169,086		5.16%

Neuberger Berman Group LLC 605 Third Avenue New York, N.Y. 10158(3)	2,318,610	—	10.226%

Henk Broeders	—	43,625	*
Robert Galford(4)	17,319	43,625	*
George Hornig	—	6,125	*
Gretchen Teichgraeber	3,500	18,625	*
Michael Welles	9,216	68,625	*
Michael Doyle	2,362	58,333	*
Gregory Nelson	—	35,625	*
Charles Rutstein	760	120,250	*
Dennis Van Lingen	—	81,041	*
Directors and executive officers as a group (16 persons)(1)(4)	8,549,149	579,079	36.6%

(1)	Includes 1,580 shares held by Mr. Colony’s wife as to which Mr. Colony disclaims beneficial ownership.

(2)	Beneficial ownership as of December 31, 2011, as reported in a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2012, stating that M.A.M. Investments Ltd., Marathon Asset Management (Services) Ltd., Marathon Asset Management LLP, Williams James Arah, Jeremy John Hosking, and Neil Mark Ostrer have sole voting power with respect to 879,592 shares and sole dispositive power with respect to 1,169,086 shares.

(3)	Beneficial ownership as of January 31, 2012, as reported in a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2012. The shares being reported upon may be deemed to be beneficially owned by the reporting person because certain affiliated persons have shared power to retain, dispose of, and vote the securities. The holdings of certain subsidiaries and affiliates of the reporting person are aggregated to comprise the total holdings reported. The reporting person has shared voting power with respect to 2,075,985 shares and shared dispositive power with respect to 2,318,610 shares.

(4)	Includes 2,622 shares held in trust for Mr. Galford’s adult children, as to which Mr. Galford disclaims beneficial ownership.

*	Less than 1%

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. Robert M. Galford and Gretchen G. Teichgraeber are the Class III directors whose terms expire at this annual meeting. The Board of Directors has nominated them to serve as Class III directors until the 2015 annual meeting.

The proxies intend to vote each share for which a proper proxy card has been returned or voting instructions received and not revoked in favor of the Class III directors named above. If you wish to withhold the authority to vote for the election of any of the nominees, your voting instructions must so indicate or your returned proxy card must be marked to that effect.

It is expected that Mr. Galford and Ms. Teichgraeber will be able to serve, but if either of them is unable to serve, the proxies reserve discretion to vote, or refrain from voting, for a substitute nominee or nominees.

The following section provides information about each nominee, including information provided by each nominee and sitting director about his or her principal occupation and business experience for the past five years and the names of other publicly-traded companies, if any, for which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented with respect to each nominee’s and each sitting director’s experience, qualifications and skills that led our Board to conclude that he or she should serve as a director, we also believe that all of our directors, including the two nominees for election at the 2012 annual meeting of stockholders, has demonstrated business acumen and a significant commitment to our company, and has a reputation for integrity and adherence to high ethical standards.

NOMINEES FOR CLASS III DIRECTORS — TERM EXPIRING 2015

Robert M. Galford, age 59, a Class III director, became a director of Forrester in November 1996. Since November 2007, Mr. Galford has been the managing partner of the Center for Leading Organizations, an organizational development firm he founded in Concord, Massachusetts. From 2001 to 2007, Mr. Galford was a managing partner of the Center for Executive Development, an executive education provider in Boston, Massachusetts. We believe Mr. Galford’s qualifications to serve on our Board of Directors include his many years of organizational development and executive education experience, along with his more recent corporate governance experience as an instructor for the National Association of Corporate Directors.

Gretchen G. Teichgraeber, age 58, a Class III director, became a director of Forrester in December 2005. Ms. Teichgraeber is the chief executive officer of Leadership Directories, Inc., a premier information services company that publishes biographical and contact data on leaders in the private and public sectors. Previously, Ms. Teichgraeber was an independent consultant to digital media companies and various non-profit organizations from 2007 to 2009. From 2000 to 2007, Ms. Teichgraeber was the chief executive officer of Scientific American, Inc., publisher of the science and technology magazine, Scientific American. Prior to joining Scientific American, Ms. Teichgraeber served as general manager, publishing, and vice president, marketing and information services at CMP Media, Inc., a leading provider of technology news and information. We believe Ms. Teichgraeber’s qualifications to serve on our Board of Directors include her significant general management and marketing experience in the publishing and information services business, including on-line and print media, as well as the gender diversity she brings to our Board of Directors.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF

THE NOMINEES NAMED ABOVE.

CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL 2013

Henk W. Broeders, age 59, a Class II director, became a director of Forrester in May 1998. Since October 2003, Mr. Broeders has been a member of the Executive Committee of Cap Gemini S.A., a global management consulting firm headquartered in Paris, France operating under the name CapGemini. From 1998 to 2003, Mr. Broeders served as Chairman of the Executive Board of Cap Gemini N.V., a subsidiary of Cap Gemini S.A. located in the Netherlands. We believe Mr. Broeders’ qualifications to serve on our Board of Directors include his many years of operational and management experience in the management consulting business, along with his experience with and perspective on European business as a Dutch national working for a firm headquartered in France.

George R. Hornig, age 57, a Class II director, became a director of Forrester in November 1996. Mr. Hornig is the Senior Managing Director and Chief Operating Officer of PineBridge Investments, an independent investment advisor. From 2006 until November 2010, Mr. Hornig was Managing Director and Co-Chief Operating Officer of Asset Management and the head of Asset Management Americas at Credit Suisse, a global financial services firm, and from 1999-2006, he was the Managing Director and Chief Operating Officer of Alternative Investments at Credit Suisse. We believe Mr. Hornig’s qualifications to serve on our Board of Directors include his three decades of finance and management experience in the investment banking and private equity business.

CLASS I DIRECTORS CONTINUING IN OFFICE UNTIL 2014

George F. Colony, age 58, a Class I director, is the founder of Forrester and since 1983, he has served as Chairman of the Board and Chief Executive Officer. He also has served as Forrester’s President since September 2001, and he previously was Forrester’s President from 1983 to 2000. We believe Mr. Colony’s qualifications to serve on our Board of Directors and as its Chairman include his almost thirty years of experience in the research industry, including 27 years as our chief executive officer, and his significant ownership stake in the Company.

Charles B. Rutstein, age 39, became a Class I director of Forrester in May 2011. Mr. Rutstein has served as Forrester’s Chief Operating Officer since January 2007. Mr. Rutstein joined Forrester in 1999. In 2006, Mr. Rutstein served as President, Forrester Americas. In 2005, he served as our Vice President, Community and previously was our Vice President of Consulting from 2003 to 2005. Prior to 2003, Mr. Rutstein held various leadership positions in our research organization. Before joining Forrester, Mr. Rutstein served as a principal consultant with Price Waterhouse Management Consulting Services. We believe Mr. Rutstein’s qualifications to serve on our Board include his extensive experience in all aspects of our business and his demonstrated commitment to Forrester.

Michael H. Welles, age 57, a Class I director, became a director of Forrester in November 1996. Mr. Welles is chief operating officer, a founder, and director of S2 Security Corporation, an IP-based facility security systems company. Previously, he served as vice president and general manager of the platforms business with NMS Communications, an OEM infrastructure supplier to the telecom industry from 2000 to 2002. We believe Mr. Welles’ qualifications to serve on our Board of Directors include his considerable knowledge of the information technology industry, his experience as the chief operating officer of a company he co-founded, and his many years of general management experience in global technology companies.

Corporate Governance

We believe that good corporate governance is important to ensure that Forrester is managed for the long-term benefit of its stockholders. Based on our continuing review of the provisions of the Sarbanes-Oxley Act of

2002, rules of the Securities and Exchange Commission and the listing standards of The NASDAQ Stock Market, our Board of Directors has adopted Corporate Governance Guidelines, an amended and restated charter for the Audit Committee of the Board of Directors, and a charter for the Compensation and Nominating Committee of the Board.

Our Corporate Governance Guidelines include stock retention guidelines applicable to executive officers and directors. The guidelines require executive officers and directors of the Company to retain at least 50% of the net shares of Forrester common stock delivered to them upon the exercise or vesting of stock-based awards granted on and after January 1, 2010. Net shares are the number of shares remaining after shares are sold or netted to pay the exercise price of stock-based awards and applicable withholding taxes. For directors, the applicable withholding tax is presumed to be the minimum withholding tax applicable to an employee. These guidelines may be waived, at the discretion of the Compensation and Nominating Committee of the Board of Directors, if compliance with the guidelines would create severe hardship or prevent an executive officer or director from complying with a court order.

We also have a written code of business conduct and ethics that applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. You can access our Code of Business Conduct and Ethics, Corporate Governance Guidelines and our current committee charters on our website, at www.forrester.com/aboutus.

Information With Respect to Board of Directors

Board Meetings and Committees

Our Board of Directors has determined that each of the current directors, with the exception of Mr. Colony, our Chairman and Chief Executive Officer, and Mr. Rutstein, our Chief Operating Officer, is independent under applicable NASDAQ standards as currently in effect.

Our Board of Directors held seven meetings during fiscal 2011. Each director attended at least 75 percent of the aggregate of the meetings of the Board of Directors and of each committee of which he or she is a member. Forrester does not require directors to attend the annual meeting of stockholders. Mr. Colony, who presided at the meeting, Charles Rutstein, and Robert Galford, the Chairman of our Compensation and Nominating Committee, attended the 2011 annual meeting of stockholders. Historically, very few stockholders have attended our annual meeting and we have not found it to be a particularly useful forum for communicating with our stockholders. The Board of Directors currently has two standing committees, the Audit Committee and the Compensation and Nominating Committee, whose members consist solely of independent directors.

Our Audit Committee consists of three members: George R. Hornig, Chairman, Henk W. Broeders, and Michael H. Welles, each of whom, in addition to satisfying the NASDAQ independence standards, also satisfies the Sarbanes-Oxley independence requirements for audit committee membership. In addition, the Board has determined that Mr. Hornig is an “audit committee financial expert” under applicable rules of the Securities and Exchange Commission, and all of the members of the Audit Committee satisfy the financial literacy standards of NASDAQ. The Audit Committee held five meetings during fiscal 2011. The responsibilities of our Audit Committee and its activities during fiscal 2011 are described in the committee’s amended and restated charter, which is available on our website at www.forrester.com/Investor/aboutus. The charter will also be made available without charge to any stockholder who requests it by writing to Forrester Research, Inc., Attn: Chief Legal Officer, 60 Acorn Park Drive, Cambridge, MA 02140.

Our Compensation and Nominating Committee consists of three members: Robert M. Galford, Chairman, Gretchen G. Teichgraeber, and Michael H. Welles. The Compensation and Nominating Committee held 12 meetings during fiscal 2011. The Compensation and Nominating Committee has authority, as specified in the committee’s charter, to, among other things, evaluate and approve the compensation of our Chief Executive Officer, review and approve the compensation of our other executive officers, administer our stock plans, and oversee the development of executive succession plans for the CEO and other executive officers. The committee also has the authority to identify and recommend to the Board qualified candidates for director. The Compensation and Nominating Committee charter is available on our website at www.forrester.com/aboutus. The charter will also be made available without charge to any stockholder who requests it by writing to Forrester Research, Inc., Attn: Chief Legal Officer, 60 Acorn Park Drive, Cambridge, MA 02140.

Compensation Committee Interlocks and Insider Participation

No person who served during the past fiscal year as a member of our Compensation and Nominating Committee is or was an officer or employee of Forrester, or had any relationship with Forrester requiring disclosure in this proxy statement. During the past fiscal year, none of our executive officers served as a member of the board of directors of another entity, any of whose executive officers served as one of our directors.

Board Leadership Structure

At the present time, Mr. Colony serves as both Chairman of the Board and Chief Executive Officer. Mr. Colony is a significant stakeholder in Forrester, beneficially owning approximately 35% of our outstanding common stock. As such, we believe it is appropriate that he set the agenda for the Board of Directors in addition to serving as the Chief Executive Officer. We also do not believe that the size of the Company warrants the division of these responsibilities. We do not have a single lead director because our Board of Directors is small enough that the independent directors work effectively together as a group and the presiding director at meetings of the independent directors rotates among the chairmen of the committees.

The Board’s Role in Risk Oversight; Risk Considerations in our Compensation Programs

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of management on areas of material risk to the Company, including financial, strategic, operational, legal and regulatory risks. The full Board (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives these reports from the appropriate manager within the Company. When a committee receives such a report, the Chairman of the relevant Committee reports on the discussion to the full Board during the Committee reports portion of the next Board meeting, enabling the full Board to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Our Compensation and Nominating Committee does not believe that our compensation programs encourage excessive or inappropriate risk taking. We structure our pay programs to consist of both fixed and variable compensation, with the fixed base salary portion providing steady income regardless of our stock price performance. The variable components, consisting of cash bonus and stock-based awards, are designed to reward both short and long-term performance. Targets under our bonus plans are a function of bookings and profit (described in greater detail in the Compensation, Discussion and Analysis below), important financial metrics for our business. For long-term performance, we generally award a combination of time-based stock options and performance-based restricted stock units generally vesting over three to four years. We believe that the variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce excellent short and long-term results for the Company, while fixed base salary is also sufficiently high such that the executives are not encouraged to take unnecessary or excessive risks. In addition, our bonus plan funding metrics apply company-wide, regardless of function or client group, which we believe encourages relatively consistent behavior across the organization. While sales commissions are not capped, we cap our bonus at 2.4 times target company performance (up to 1.6 times for actual company performance and up to 1.5 times the result to account for extraordinary individual and/or team performance). Therefore, even if Company performance dramatically exceeds target performance, bonus payouts are limited. Conversely, we have a minimum threshold on Company performance under our bonus plan approved by the Compensation and Nominating Committee so that the bonus plan is not funded at performance below a certain level.

Director Candidates

As noted above, the Compensation and Nominating Committee has responsibility for recommending nominees for election as directors of Forrester. Our stockholders may recommend individuals for this committee to consider as potential director candidates by submitting their names and background to the “Forrester Research Compensation and Nominating Committee”, c/o Chief Legal Officer and Secretary, 60 Acorn Park Drive, Cambridge, MA 02140. The Compensation and Nominating Committee will consider a recommended candidate for the next annual meeting of stockholders only if biographical information and background material are provided no later than the date specified below under “Stockholder Proposals” for receipt of director nominations.

The process that the Compensation and Nominating Committee will follow to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Compensation and Nominating Committee. Assuming that biographical and background material is provided for candidates recommended by the stockholders, the Compensation and Nominating Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members.

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Compensation and Nominating Committee will apply the criteria set forth in the committee’s charter and in the Corporate Governance Guidelines. These criteria include, among others, the candidate’s integrity, age, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all stockholders. Although the Compensation and Nominating Committee considers as one of many factors in the director identification and nomination process diversity of race, gender and ethnicity, as well as geography and business experience, it has no specific diversity policy. The Compensation and Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

In addition, our by-laws permit stockholders to nominate directors for election at an annual meeting of stockholders, other than as part of the Board’s slate. To nominate a director, in addition to providing certain information about the nominee and the nominating stockholder, the stockholder must give timely notice to Forrester, which, in general, requires that the notice be received by us no less than 60 nor more than 90 days prior to the applicable annual meeting of stockholders. In accordance with our by-laws, the 2013 Annual Meeting will be held on May 14, 2013.

Communications from Stockholders

The Board will give appropriate attention to communications on issues that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Compensation and Nominating Committee, with the assistance of the Chief Legal Officer and Secretary, will be primarily responsible for monitoring communications from stockholders and will provide copies of summaries of such communications to the other directors as deemed appropriate.

Stockholders who wish to send communications on any topic to the Board should address such communications to the Forrester Research Compensation and Nominating Committee, c/o Chief Legal Officer and Secretary, Forrester Research, Inc., 60 Acorn Park Drive, Cambridge, MA 02140.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

We have implemented an executive compensation program that rewards performance. Our executive compensation program is designed to attract, retain and motivate the key individuals who are most capable of contributing to the success of our Company and building long-term value for our stockholders. The elements of our executives’ total compensation are base salary, cash incentive awards, equity incentive awards and other employee benefits. We have designed a compensation program that makes a substantial portion of executive pay variable, subject to increase when performance targets are exceeded, and subject to reduction when performance targets are not achieved.

2011 Business Results

In 2011, the Company’s revenue grew by 13.1% percent to $283.6 million, and basic earnings per share, at $1.02, were 12% higher than in 2010. However, while we had strong operating results in 2011, the Company did not achieve the targets set early in the year under the Company’s executive cash incentive plan, as discussed below.

Compensation for Performance

A significant portion of the total compensation of our executive officers is linked to our performance, both through short-term cash incentive compensation and long-term equity incentive compensation. We believe this aligns our executives’ incentives with our objective of enhancing stockholder value over the longer term.

Cash Compensation.    A significant portion of current cash compensation to our executive officers is made through our 2011 Executive Cash Incentive Plan. As described in more detail below, payments under the plan are based on company financial performance metrics (for 2011, booked sales accounts or “bookings” and adjusted operating profit), subject to adjustment based on performance against pre-established individual and team goals. By design, our plan pays more when we perform well and less, or nothing, when we do not.

Equity Awards.    Another key component of compensation for our executive officers consists of long-term equity incentives, both in the form of performance-based restricted stock units (RSUs) and time-based stock options. In 2011, RSUs granted to executive officers included a vesting condition based on year-over-year revenue growth and pro forma operating margin in 2013. Stock options granted to executive officers in 2011 vest over time, with 50% to vest after 21 months and 25% each year thereafter. Consistent with past years, we did not grant equity awards in 2011 to George Colony, our Chairman and Chief Executive Officer, who is the beneficial owner of approximately 35% of our common stock.

Compensation Program Changes in 2011

Say on Pay Stockholder Vote.    In 2011, we submitted our executive compensation program to an advisory vote of our stockholders and it received the support of 95% of the total votes cast at our annual meeting. We pay careful attention to any feedback we receive from our stockholders about our executive compensation program, including the say on pay vote. While the Compensation and Nominating Committee (the “Committee”) had already approved our executive cash compensation program for 2011 by the time we held our say on pay vote in May 2011, the Committee considered the stockholder advisory vote in granting equity awards to executives in July 2011 and continues to consider stockholder feedback in its subsequent executive compensation decision making. In addition, at our annual meeting a majority of our stockholders supported an annual vote on our executive compensation program and, in response, our Compensation and Nominating Committee determined to hold an annual vote on the matter.

Base Salary and Short-Term Cash Incentive Compensation.    Recognizing the continued improvement in our business at the end of 2010 and based on a review of market data and the tenures and experience of our executive officers, the Committee increased the base salaries and target cash incentive bonus amounts of our named executive officers in 2011 by an average of 5.4% over 2010.

Equity Incentives.    Compared to 2010, the general framework of equity incentive awards for our executive officers in 2011 remained unchanged, except for the addition of an over-performance threshold applicable to performance-based RSUs awarded in 2011, discussed below. The Committee again granted RSUs that would vest only upon the satisfaction of predetermined performance targets and stock options that would vest over time and have value only if our stock price increased from the price on the date of grant and if the recipient continued to provide service to the Company as an employee through the vesting date.

Compensation Objectives and Strategy

The primary purpose of our executive compensation program is to attract, retain and motivate the key individuals who are most capable of contributing to the success of our Company and building long-term value for our stockholders. Our principal objectives and strategy concerning our executive compensation program are as follows:

•	encourage achievement of key Company values — including client service, quality, collaboration, courage and integrity — that we believe are critical to our continued growth;

•	base cash compensation on individual achievement and responsibility, teamwork, and our short-term financial performance;

•

align employees’ incentives with our objective of enhancing stockholder value over the longer term through long-term incentives, principally in the form of stock options vesting over time and restricted stock units (RSUs) subject to performance conditions;

•	design total compensation packages that will attract, retain, and motivate key employees who are critical to the long-term success of our Company; and

•	emphasize individual excellence and encourage employees at all levels, as well as executive officers, to take initiative and lead individual projects that enhance our performance.

These objectives and strategy are reviewed each year by the Compensation and Nominating Committee of our Board of Directors, which we refer to as the “Committee.” The Committee oversees our executive compensation program. In furtherance of these objectives, the Committee takes the following actions each year:

•	reviews the performance of George Colony, our Chairman and Chief Executive Officer, including his demonstration of leadership and his overall contribution to the financial performance of the Company;

•	reviews the assessment by Mr. Colony and our Chief Operating Officer, Charles Rutstein, of the performance of executive officers reporting to each of them, against their individual and team goals;

•	reviews the company-wide financial goals that are used in the calculation of the cash incentive compensation for our executives;

•	reviews all components of compensation for each executive officer: base salary, short-term cash incentive compensation, and long-term equity incentive compensation;

•	assesses relevant market data; and

•	holds executive sessions (without our management present) as appropriate to accomplish the above actions.

Mr. Colony and Mr. Rutstein also play a substantial role in the compensation process for the other executive officers, primarily by recommending annual goals for the executives reporting directly to each of them, evaluating their performance against those goals, and providing recommendations on their compensation to the Committee.

Although it has the authority to do so, the Committee did not engage an independent compensation consultant in 2011 because the members were comfortable relying on their independent review of the market data, surveys and other supporting information provided by management, taking into account that the Company does not offer special perquisites, deferred compensation plans, or other special executive compensation arrangements. The Committee believes it is adequately experienced to address relevant issues and discharge its responsibilities consistent with the Company’s compensation objectives and philosophy.

The Committee has not historically used formal benchmarking data to establish compensation levels, but has relied instead on relevant market data and surveys to design compensation packages that it believes are competitive with other similarly situated companies or those with whom we compete for talent. While compensation surveys provide useful data for comparative purposes, the Committee believes that successful compensation programs also require the application of sound judgment and subjective determinations of individual and Company performance.

The Committee believes it is helpful to utilize data compiled from a wide array of companies and believes it important to consider comparative data from companies of comparable size and revenue, operating within a comparable industry, and located or operating within our principal geographic markets. In setting executive compensation for 2011, the Committee primarily considered data from the Radford Global High Technology Survey and Kenexa’s IPAS Global High Technology Survey, which included companies with annual revenues from $250 million to $500 million. For each of the Company’s executive officers, the data the Committee reviewed included comparative market percentiles for each element of executive compensation.

Elements of Compensation

Compensation for our named executive officers consists of the following principal components:

•	base salary;

•	short-term cash incentive compensation;

•	long-term equity incentive compensation, in the form of stock options and RSUs; and

•	other benefits available generally to all full-time employees.

We do not have an express policy for weighting different elements of compensation or for allocating between long-term and short-term compensation, but we do attempt to maintain compensation packages that will advance our overall compensation objectives. In reviewing and setting the compensation of each executive, we consider the individual’s position with the Company and his or her ability to contribute to achievement of strategic and financial objectives.

In 2011, as illustrated in our Summary Compensation Table below, base salaries for our named executive officers other than Mr. Colony represented an average of approximately 47.2% of total compensation for these individuals, while the base salary for Mr. Colony represented approximately 78.8% of his total compensation. Because of Mr. Colony’s significant ownership of our common stock, the Committee generally does not grant stock options or RSUs to him, resulting in a higher ratio of base salary to total compensation than that of the other named executive officers.

Base Salary.    The Committee approves the base salaries of our named executive officers annually by evaluating the responsibilities of their position, the experience and performance of the individual, and as necessary or appropriate, survey and market data. The base salary of a named executive officer is also considered together with the other components of his or her compensation to ensure that both the executive’s total cash compensation opportunity (or “on-target earnings”) and the allocation between base salary and variable compensation for the executive are in line with our overall compensation philosophy and business strategy.

Our goal is to pay base salaries to our named executive officers that are competitive with the base salaries of companies that are similarly situated or with which we compete to attract and retain executives, while taking into account total on-target earnings, and remaining consistent with our overall compensation objectives with respect to variable compensation. In 2011, the Committee increased the base salaries of the named executive officers by an average of approximately 5.4% over 2010, reflecting the Committee’s consideration of market data and the respective tenures and experience of our named executive officers.

Short-Term Cash Incentive Compensation.    A significant portion of each of our named executive officers’ total annual cash compensation is dependent on our achievement of annual financial objectives set forth under our 2011 Executive Cash Incentive Plan. Payouts under the plan are made annually in arrears.

An individual named executive officer’s annual bonus payout under the 2011 Executive Cash Incentive Plan is based on the following factors, which are discussed in more detail below:

•	the named executive officer’s target award;

•	the Company’s financial performance;

•	team performance; and

•	the named executive officer’s individual performance.

Effective January 1, 2011, as part of its executive compensation reviews, the Committee increased target cash incentive bonus amounts for each of the named executive officers by an average of approximately 5.4%, taking into account the same reasons for the associated increases in base salaries discussed above, while maintaining an appropriate allocation between base salaries and variable compensation. After giving effect to these increases, the annual target cash incentive bonus amounts for our named executive officers, other than Gregory Nelson, ranged from approximately 42.9% to 60% of that person’s base salary. Mr. Nelson’s target cash incentive bonus amount under our 2011 Executive Cash Incentive Plan was $59,360, or 26.7% of his base salary, because as Chief Sales Officer, a significant portion of his target cash incentive bonus amount was tied to sales commissions. Mr. Nelson’s 2011 commission-based target cash incentive bonus amount was set at $89,040, or 40% of his base salary.

For purposes of the 2011 Executive Cash Incentive Plan, the financial performance of our Company for 2011 was measured based on booked sales accounts (referred to as “bookings”) and adjusted operating profit goals. The Committee selected bookings as one of the metrics because we believe that bookings provide an important measure of our current business activity and estimated future revenues. The Committee selected adjusted operating profit (“operating profit”), meaning the Company’s pro forma operating profit assuming cash incentive compensation payouts under the 2011 Executive Cash Incentive Plan and the employee matrix bonus plan at target levels, as the other key metric because we believe operating profit provides a comprehensive measure of our financial performance that takes into account the importance of both revenue growth and expense management. In addition, by linking payouts under the plan to the Company’s profitability, we provide our employees with the opportunity to share in our profits while assuring that payouts are only made if we achieve a satisfactory, pre-approved level of profitability, taking into account the nature of our business, planned investments to support growth of the business, and the economic environment. Our pro forma operating profit excludes amortization of acquisition-related intangible assets, duplicate lease costs, reorganization costs, costs or credits associated with acquisition activities, stock-based compensation, and net gains or losses from investments, as well as their related tax effects. The Committee may also adjust the operating profit metric, as it deems appropriate, to include or exclude particular non-recurring items to avoid unanticipated results and to promote, and provide appropriate incentives for, actions and decisions that are in the best interests of the Company and its stockholders.

The 2011 Executive Cash Incentive Plan was structured as follows:

•

A matrix for 2011 containing bookings on the x axis and operating profit on the y axis was approved by the Committee under the plan based on the Company’s 2011 operating plan approved by the Board of Directors. Minimum bookings and operating profit levels were set taking into account the Company’s historical growth levels for bookings and operating profit and planned investments to support growth of the business. Failure of our Company to meet either of these minimum levels would result in each executive officer being ineligible to receive any bonus payout. The minimum, target and maximum levels of bookings and operating profit under the 2011 Executive Cash Incentive Plan approved by the Committee, as adjusted to take into account an acquisition in Asia completed in May 2011, were as follows (all dollars in thousands):

	Bookings	Operating Profit
Minimum:	$248,412	$42,170
Target:	$326,858	$47,920
Maximum:	$375,886	$56,546

•

If the Company’s target bookings and operating profit were achieved, the 2011 Executive Cash Incentive Plan allowed for the payment of 100% of a named executive officer’s target award, subject to adjustment upward or downward for individual and team performance, as described in more detail below. If the bookings and operating profit were above the minimum thresholds but below the target, the bonus payout would be between 10% and 100% of the target award, subject to adjustment upward or downward for individual and team performance.

•

If the applicable target bookings and operating profit were exceeded, the plan allowed for the payment of up to 160% of a named executive officer’s target award, subject to adjustment upward or downward for individual and team performance.

The Company’s actual bookings and operating profit for 2011 were $298.0 million and $43.1 million, respectively, resulting in 40% of each named executive officer’s target award being payable before adjustment for individual and team performance (such percentage referred to as the “Company Modifier”). This 40% Company Modifier illustrates the strong pay for performance structure of the compensation awarded to our named executive officers, as our 2011 bookings and operating profit were each below our target levels.

The 2011 Executive Cash Incentive Plan provided that payouts could be increased by as much as an additional 50% or reduced to as little as zero based on individual and team performance. Team performance goals related to the achievement of a specified percentage of the Company’s bookings from research (syndicated) products and services and the achievement of a specified percentage of growth in average number of roles per client, taking into account only clients on December 31, 2011 that were also clients on December 31, 2010. The Company’s primary reason for focusing on syndicated bookings is that the Company’s syndicated products and services generally are renewable and more profitable than its non-syndicated advisory services, and the Company’s primary reason for focusing on roles per client is to create incentives for and track progress in moving to a role-based sales and service model that focuses appropriate attention on serving leaders in multiple key roles across our client base.

In 2010, solely with respect to Mr. Colony, 25% of his annual payout was subject to modification based on performance against the syndicated bookings team goal, 25% of the annual payout was subject to modification based on performance against the roles per client team goal, and the remaining 50% of his payout was subject to modification based on performance against individual goals, while the applicable percentages for the other named executive officers were 15%, 15% and 70%, respectively. In 2011, the Committee determined that it was appropriate to better align Mr. Colony’s goals with those of his direct reports and the other named executive officers. Accordingly, with respect to each named executive officer in 2011, 15% of the annual payout was subject to modification based on performance against the syndicated bookings team goal, 15% of the annual payout was subject to modification based on performance against the roles per client team goal, and the remaining 70% of the payout was subject to modification based on performance against individual goals. In the event that our Company’s total 2011 bookings were lower than the target level of Company-wide bookings under our 2011 Executive Cash Incentive Plan, the portion of the named executive officers’ annual payout subject to modification based on the percentage of syndicated bookings could not be adjusted upward, irrespective of our actual syndicated bookings percentage. The minimum, target, and maximum syndicated bookings and roles per client percentages, the actual syndicated bookings and roles per client percentages, and the associated team goal modifiers for the named executive officers in 2011, were as follows:

Syndicated Bookings Team Goal
Minimum Syndicated Bookings Percentage:	68.5%
Target Syndicated Bookings Percentage:	70.5%
Maximum Syndicated Bookings Percentage:	72.5%
Actual Syndicated Bookings Percentage:	72.6%
Syndicated Team Modifier:	100%*

*	Capped at 100% because of Company-wide bookings performance

Roles Per Client Team Goal
Minimum Percentage Increase in Roles Per Client:	0.0%
Target Percentage Increase in Roles Per Client:	2.7%-8.3%
Maximum Percentage Increase in Roles Per Client:	13.8%
Actual Percentage Increase in Roles Per Client:	4.12%
Roles Per Client Team Modifier:	100%

Accordingly, no adjustment to the annual payout was made based on either performance against the syndicated bookings team goal or performance against the roles per client team goal, which the Committee believes evidences the pay for performance connection of the compensation awards.

Individual goals under the 2011 Executive Cash Incentive Plan were designed to promote achievement of annual performance targets approved by the Committee. These individual goals for the named executive officers other than Mr. Colony included goals with respect to particular financial or customer satisfaction metrics, which were company-wide in the case of Messrs. Doyle, Nelson and Rutstein, and focused on the client group for which he served as managing director, in the case of Dennis van Lingen, as well as more subjective items such as succession planning, management style and strategic direction. The individual goals for Mr. Colony included various strategic and organizational goals. Based upon the Committee’s evaluation of Mr. Colony’s performance, and Mr. Colony’s and Mr. Rutstein’s evaluation of their direct reports’ performance, against those goals, the average individual goal modifier for the named executive officers for 2011 was determined to be approximately 97%, meaning that the aggregate compensation payouts to the named executive officers under the 2011 Executive Cash Incentive Plan were reduced below the 40% indicated by the Company Modifier.

Actual payouts under the 2011 Executive Cash Incentive Plan are set forth in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation” and reflect that, in the aggregate, actual awards paid to our named executive officers under that plan for 2011 were on average equal to approximately 39% of the target cash incentive bonus amount that the Committee established for 2011, based on Company, individual and team performance relative to the applicable goals for each executive. In addition, the total cash incentive plan compensation paid to Mr. Nelson for 2011 included commissions of $82,242, or 92% of his targeted commissions for 2011.

Long-term Equity Incentive Compensation.    Our equity awards generally consist of stock options and RSUs granted under our equity incentive plans. All stock-based compensation awards granted to our executive officers are granted by the Committee. We believe that stock-based awards help to motivate and retain executives and also align management’s incentives with long-term stock price appreciation. Grants to new executives and grants made in connection with promotions are typically time-based, with vesting occurring with the passage of time. The most recent grants to our executives, including those made in July 2011, have included a combination of performance-based RSUs, with vesting keyed to achievement of specified financial goals, and time-based stock options, with vesting occurring with the passage of time. We believe that the combination of time-based and performance-based awards serves to encourage retention while further aligning the interests of executives and stockholders, as the awards have value only if performance metrics are met or if stock price increases from that at grant date and the recipient continues to provide service to the Company through the vesting date. In addition, in structuring the awards, the Committee considered that if and when an RSU award vests, it provides immediate compensatory value to the executive. Neither the Company nor our board of directors, including the Committee, has any plan, program or practice of timing equity incentive awards in coordination with the release or withholding of material non-public information.

In determining the size and nature of stock-based awards for 2011, the Committee considered the aggregate number of stock-based awards outstanding relative to the Company’s total shares outstanding, the average aggregate size of stock-based awards made to executive officers of companies that are similarly situated or with which we compete to attract and retain executives, and the individuals that they believed were most likely to contribute to or influence a return to the Company’s historical growth levels and continued improvement in the Company’s operating margin. On June 27, 2011, the Committee reviewed and approved the grant of performance-based RSUs and time-based stock options to each of Messrs. Doyle, Nelson, Rutstein and van Lingen, effective July 1, 2011 as part of a grant of equity-based compensation to key employees across the Company. With respect to the stock options, the Committee determined that a vesting schedule providing that none of the grant would vest until 21 months after award date was appropriate to promote a longer-term outlook. So long as the named executive officer holding one of the options remains employed by the Company, 50% of the shares subject to the option will vest on April 1, 2013, an additional 25% will vest April 1, 2014, and the balance of the shares subject to the option will vest on April 1, 2015. The stock options were granted at an exercise price of $33.03, which was equal to the closing market price of our common stock on the grant date of July 1, 2011.

Each RSU granted to the named executive officers in 2011 entitles the applicable officer to receive on or after April 1, 2014, prior to deducting the applicable number of shares necessary to satisfy withholding tax obligations, one share of the Company’s common stock, if each of the performance levels described below are met and the officer remains employed by the Company. The applicable performance metrics are the percentage growth in the Company’s total consolidated revenues for the year ending December 31, 2013 as compared to the Company’s total consolidated revenues for the year ending December 31, 2012, or year-over-year revenue growth, and consolidated pro forma operating margin for the year ending December 31, 2013. If both target performance levels are met, the RSUs will vest at 100%; if both target performance levels are not achieved, but year-over-year revenue growth and pro forma operating margin equal or exceed prescribed minimum levels, then the RSUs will vest at 40%. For purposes of the 2011 RSU grants, the Committee elected to add a third, maximum performance level to reward exceptional revenue growth. If both maximum performance level targets are met, each RSU granted in 2011 will vest in full as to 125% of the number of shares subject to such award. Failure to achieve the minimum performance levels for either year-over-year revenue growth or pro forma operating margin will result in forfeiture of the RSUs. The Committee decided that using scaled metrics was appropriate to achieve the objectives of longer-term strategic thinking and retention of key talent, taking into account planned investments to support growth in the business and the overall business environment. The applicable minimum, target and maximum levels for each of the performance metrics are as follows:

	Minimum	Target	Maximum
Year-Over-Year Revenue Growth:	14%	17%	22%
Pro Forma Operating Margin:	16%	18%	18%

Given Mr. Colony’s significant ownership of our common stock, the Committee did not grant stock options or RSUs to Mr. Colony in 2011.

Other Benefits

As employees of our Company, our executive officers are eligible to participate in all Company-sponsored benefit programs on the same basis as other full-time employees, including health and dental insurance and life and disability insurance. In addition, our executive officers are eligible to receive the same employer match under our 401(k) plan (or applicable foreign plan) as is applicable for all participating employees. We do not offer any supplemental executive health and welfare or retirement programs, or provide any other supplemental benefits or perquisites, to our executives.

We have a cash bonus plan adopted in 2000 to pay bonuses measured by a portion of the share of our net profits from two technology-related private equity investment funds. Certain of our key employees, including certain of our executive officers who were employees of the Company at the time of the adoption of this plan, participate in this plan. The principal purpose of this cash bonus plan was to retain key employees by allowing them to participate in a portion of the potential return from our technology-related investments if they remained employed by the Company. The plan was established at a time when technology and internet companies were growing significantly, and providing incentives to retain key employees during that time was important. To date, although we have invested $19.6 million of a $20.0 million commitment in these funds, we have not paid any bonuses under this plan. In June 2010, the Committee approved an extension of this cash bonus plan until June 30, 2013.

Stock Retention Guidelines

In 2010, we introduced stock retention guidelines as part of our Corporate Governance Guidelines to further align the interests of our directors and executive officers with those of our stockholders. Members of our executive team and Board of Directors are subject to these stock retention guidelines for so long as they remain an executive officer, or serve as a director, of the Company. The guidelines require executive officers and directors of the Company to retain at least 50% of the net shares of Forrester common stock delivered to them upon the exercise or vesting of stock awards granted on and after January 1, 2010. Net shares are the number of shares remaining after shares are sold or netted to pay the exercise price of equity awards and applicable withholding taxes. For directors, the applicable withholding tax is presumed to be the minimum withholding tax applicable to an employee. These guidelines may be waived, at the discretion of the Committee, if compliance with the guidelines would create severe hardship or prevent an executive officer or director from complying with a court order. Our directors and executive officers have complied in full with these guidelines since their initial adoption.

Impact of Tax and Accounting on Compensation Decisions

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain executive officers in excess of $1 million per year unless the compensation is performance-based. Because the compensation amounts paid to our executive officers are substantially below this threshold, to date we have not needed to structure compensation arrangements with our executive officers to preserve the deductibility of that compensation in light of Section 162(m).

When determining amounts of equity awards to executives and employees under our equity incentive program, the Committee considers the compensation charges associated with the awards. We recognize compensation expense for stock-based awards based upon the fair value of the award. Grants of stock options result in compensation expense equal to the fair value of the options, which is calculated using a Black-Scholes option pricing model. Restricted stock unit awards result in compensation expense equal to the fair value of the award on the award date, which is calculated using the closing stock price of the underlying shares on the date of the award. Stock-based compensation is recognized as an expense over the vesting period of the award.

Compensation Committee Report

The Compensation and Nominating Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management and, based on this review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Nominating Committee

Robert M. Galford, Chair

Michael H. Welles

Gretchen G. Teichgraeber

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in any such filing.

SUMMARY COMPENSATION TABLE

The following table shows the compensation earned by our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers as of December 31, 2011. We refer to these officers as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
George F. Colony Chairman of the Board and Chief Executive Officer	2011 2010 2009	367,500 350,000 320,000	— — —	— — —	88,200 232,050 145,500	10,439 10,394 10,394	466,139 592,444 475,894

Michael A. Doyle Chief Financial Officer and Treasurer	2011 2010 2009	330,750 315,000 308,000	154,151 139,357 84,184	140,226 136,709 86,023	56,700 170,235 78,759	10,433 8,948 8,912	692,260 770,249 565,878

Gregory Nelson(3) Chief Sales Officer	2011 2010	222,600 210,000	104,606 109,497	95,154 107,414	103,612 297,308	13,012 12,922	538,984 737,141

Charles Rutstein Chief Operating Officer and Director	2011 2010 2009	352,800 336,000 290,000	154,151 139,357 126,250	140,226 136,709 129,034	62,899 175,968 97,268	10,366 11,304 11,092	720,442 799,338 653,644

Dennis van Lingen(4) Managing Director, Marketing & Strategy Client Group; Chief Europe, Middle East, & Africa Officer	2011 2010 2009	277,307 249,960 253,753	104,606 99,553 105,217	95,154 97,649 107,528	45,162 159,643 97,311	23,364 23,085 26,194	545,593 629,890 590,003

(1)	These amounts represent the aggregate grant date fair value of restricted stock unit and option awards. Assumptions used in the calculation of grant date fair value of stock options are included in footnote 1 to the Company’s consolidated financial statements included in our 2011 Annual Report on Form 10-K. The grant date fair value of restricted stock units is based upon the closing price of the Company’s common stock on the date of grant. For purposes of calculating the grant date fair value of performance awards, we assume that the performance criteria will be fully achieved and 100% of each award will vest. The amounts set forth may be more or less than the value ultimately realized by the named executive officer based upon, among other things, the value of the Company’s common stock at the time of exercise of the options or vesting of the restricted stock units and whether such options or restricted stock units actually vest.

(2)	2011 amounts include the following amounts of Company matching contributions under our 401(k) plan or, for Mr. van Lingen, our Netherlands-based defined contribution pension plan: Mr. Colony, $7,350; Mr. Doyle, $7,350; Mr. Nelson, $7,350; Mr. Rutstein, $7,350; and Mr. van Lingen, $16,577. Other amounts consist of group term life insurance premiums and miscellaneous other items.

(3)	In August 2009, Mr. Nelson, formerly our Vice President of Sales for our Information Technology Client Group — EMEA region, became our Chief Sales Officer.

(4)	All elements of Mr. van Lingen’s 2011 compensation, other than stock compensation-related expenses, reflect a translation from euros into U.S. dollars based on an exchange rate of 0.71897 euros per dollar, which was the average exchange rate during 2011. Elements of Mr. van Lingen’s compensation for 2010 and 2009 reflect the average exchange rates for each of those years.

GRANTS OF PLAN-BASED AWARDS FOR 2011

The following table sets forth information with respect to plan-based awards granted to named executive officers in 2011.

Name	Grant Date	Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(4)
			Threshold ($)(2)	Target ($)	Maximum ($)(2)	Threshold (#)	Target (#)	Maximum (#)
George F. Colony	—	—	0	220,500	529,200	—	—	—	—	—	—

Michael A. Doyle	— 07/01/11 07/01/11	— 06/27/11 06/27/11	0 — —	141,750 — —	340,200 — —	— — 1,866	— — 4,667	— — 5,833	— 14,000 —	— 33.03 —	— 140,226 154,151

Gregory Nelson	— 07/01/11 07/01/11	— 06/27/11 06/27/11	0 — —	148,400 — —	N/A — —	— — 1,266	— — 3,167	— — 3,958	— 9,500 —	— 33.03 —	— 95,154 104,606

Charles Rutstein	— 07/01/11 07/01/11	— 06/27/11 06/27/11	0 — —	151,200 — —	362,880 — —	— — 1,866	— — 4,667	— — 5,833	— 14,000 —	— 33.03 —	— 140,226 154,151

Dennis van Lingen(5)	— 07/01/11 07/01/11	— 06/27/11 06/27/11	0 — —	111,936 — —	268,646 — —	— — 1,266	— — 3,167	— — 3,958	— 9,500 —	— 33.03 —	— 95,154 104,606

(1)	Except with respect to Mr. Nelson, consists of awards under our 2011 Executive Cash Incentive Plan, a non-equity incentive plan, with payouts thereunder made annually in arrears. Our 2011 Executive Cash Incentive Plan is described in detail, including calculation of threshold, target and maximum awards under the plan, in the Compensation Discussion and Analysis above. Actual amounts awarded are set forth in the Summary Compensation Table above. Mr. Nelson’s “Target” amount includes the target amount he was eligible to receive under our 2011 Executive Cash Incentive Plan of $59,360 and target sales commissions of $89,040. There is no cap on Mr. Nelson’s “Maximum” amount because there is no cap on possible commission payments.

(2)	The threshold and maximum amounts reflect the fact that a named executive officer’s payout, as determined by the Company’s matrix performance, can be increased by as much as 50% or reduced to as little as zero, depending on achievement of specific individual and team goals. Without giving effect to any upward or downward adjustment for individual or team performance, the threshold (10% of target), target and maximum (160% of target) possible payouts under the 2011 Executive Cash Incentive Plan for the named executive officers were as follows:

Name	Threshold ($)	Target ($)	Maximum ($)
George F. Colony	22,050	220,500	352,800
Michael A. Doyle	14,175	141,750	226,800
Gregory Nelson	5,936	59,360	94,976
Charles Rutstein	15,120	151,200	241,920
Dennis van Lingen	11,194	111,936	179,098

(3)

Consists of performance-based restricted stock units granted pursuant to our 2006 Equity Incentive Plan (“2006 Plan”). The vesting of such restricted stock units is conditioned upon achievement of defined performance objectives relating to year-over-year revenue growth and pro forma operating margin in 2013. The restricted stock units can vest as to 40%, 100% or 125% of the total number of shares subject to the award, depending on performance, or the restricted stock units can be forfeited if the defined performance objectives are not met. Pursuant to the terms of the 2006 Plan, the restricted stock units become vested in full upon a change of control, unless there is an assumption, substitution or cash-out of such restricted stock units in connection with the change of control.

(4)	Assumptions used in the calculation of option awards are included in footnote 1 to the Company’s consolidated financial statements included in our 2011 Annual Report on Form 10-K. The grant date fair value of restricted stock units is based upon the closing price of the Company’s common stock on the date of grant.

(5)	Threshold, target and maximum awards under our 2011 Executive Cash Incentive Plan for Mr. van Lingen reflect a translation from euros into U.S. dollars based on an exchange rate of 0.76336 euros per dollar, which was the exchange rate that the Company used for all financial planning purposes for 2011. The applicable amounts expressed in euro would be: target, €85,447; and maximum, €205,073. Applying the average exchange rate during 2011, which was used to calculate the actual amounts paid in the Summary Compensation Table, the same amounts expressed in U.S. dollars would be: target, $118,846; and maximum, $285,232.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

The following table sets forth information for the named executive officers regarding outstanding option awards and stock awards held as of December 31, 2011.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
George F. Colony	—	—		—	—	—		—

Michael A. Doyle	— — — 42,500 5,000 — —	— — — — 5,000 14,000 14,000	(5) (6) (7)	— — — 25.20 25.25 29.86 33.03	— — — 09/30/2017 06/30/2019 03/31/2020 06/30/2021	3,334 4,667 4,667 — — — —	(2) (3) (4)	113,156 158,398 158,398 — — — —

Gregory Nelson	— — — 3,000 1,000 3,000 2,500 7,000 5,000 1,500 1,500 2,250 — —	— — — — — — — — — 500 1,500 2,250 11,000 9,500	(8) (9) (10) (11) (12)	— — — 16.21 15.92 18.42 14.06 22.19 28.62 24.14 25.25 22.68 29.86 33.03	— — — 06/30/2013 06/20/2013 03/30/2014 03/30/2015 04/02/2016 04/01/2017 01/31/2018 06/30/2019 08/02/2019 03/31/2020 06/30/2021	2,500 3,667 3,167 — — — — — — — — — — —	(2) (3) (4)	84,850 124,458 107,488 — — — — — — — — — — —

Charles Rutstein	— — — 40,000 30,000 30,000 7,500 — —	— — — — — — 7,500 14,000 14,000	(13) (14) (15)	— — — 21.87 28.62 27.11 25.25 29.86 33.03	— — — 02/14/2016 04/01/2017 03/31/2018 06/30/2019 03/31/2020 06/30/2021	5,000 4,667 4,667 — — — — — —	(2) (3) (4)	169,700 158,398 158,398 — — — — — —

Dennis van Lingen	— — — 15,000 15,000 15,000 20,000 6,250 — —	— — — — — — — 6,250 10,000 9,500	(16) (17) (18)	— — — 26.08 27.35 26.93 27.11 25.25 29.86 33.03	— — — 05/14/2016 09/06/2016 04/01/2017 03/31/2018 06/30/2019 03/31/2020 06/30/2021	4,167 3,334 3,167 — — — — — — —	(2) (3) (4)	141,428 113,156 107,488 — — — — — — —

(1)	The market value was calculated based on $33.94, the closing price per share of our common stock on December 30, 2011.

(2)	Consists of performance-based restricted stock units granted pursuant to our 2006 Equity Incentive Plan. The vesting of these restricted stock units is conditioned upon achievement of defined performance objectives relating to year-over-year revenue growth and pro forma operating margin in 2011. The restricted stock units can vest on April 1, 2012 as to either 40% or 100% of the total number of shares subject to the award, depending on performance, or the restricted stock units can be forfeited if the defined performance objectives are not met. Based on actual 2011 financial performance, the restricted stock units will vest as to 40% of the total number of shares subject to each award on April 1, 2012, assuming the named executive officer is employed by the Company on that date.

(3)	Consists of performance-based restricted stock units granted pursuant to our 2006 Equity Incentive Plan. The vesting of these restricted stock units is conditioned upon achievement of defined performance objectives relating to year-over-year revenue growth and pro forma operating margin in 2012. The restricted stock units can vest on April 1, 2013 as to either 40% or 100% of the total number of shares subject to the award, depending on performance, or the restricted stock units can be forfeited if the defined performance objectives are not met.

(4)	Consists of performance-based restricted stock units granted pursuant to our 2006 Equity Incentive Plan. The vesting of these restricted stock units is conditioned upon achievement of defined performance objectives relating to year-over-year revenue growth and pro forma operating margin in 2013. The restricted stock units can vest on April 1, 2013 as to 40%, 100% or 125% of the total number of shares subject to the award, depending on performance, or the restricted stock units can be forfeited if the defined performance objectives are not met.

(5)	Stock options become exercisable as to 2,500 shares on April 1, 2012 and 2,500 shares on April 1, 2013.

(6)	Stock options become exercisable as to 7,000 shares on April 1, 2012, 3,500 shares on April 1, 2013 and 3,500 shares on April 1, 2014.

(7)	Stock options become exercisable as to 7,000 shares on April 1, 2013, 3,500 shares on April 1, 2014 and 3,500 shares on April 1, 2015.

(8)	Stock options became exercisable on February 1, 2012.

(9)	Stock options become exercisable as to 750 shares on April 1, 2012 and 750 shares on April 1, 2013.

(10)	Stock options become exercisable as to 1,125 shares on April 1, 2012 and 1,125 shares on April 1, 2013.

(11)	Stock options become exercisable as to 5,500 shares on April 1, 2012, 2,750 shares on April 1, 2013 and 2,750 shares on April 1, 2014.

(12)	Stock options become exercisable as to 4,750 shares on April 1, 2013, 2,375 shares on April 1, 2014 and 2,375 shares on April 1, 2015.

(13)	Stock options become exercisable as to 3,750 shares on April 1, 2012 and 3,750 shares on April 1, 2013.

(14)	Stock options become exercisable as to 7,000 shares on April 1, 2012, 3,500 shares on April 1, 2013 and 3,500 shares on April 1, 2014.

(15)	Stock options become exercisable as to 7,000 shares on April 1, 2013, 3,500 shares on April 1, 2014 and 3,500 shares on April 1, 2015.

(16)	Stock options become exercisable as to 3,125 shares on April 1, 2012 and 3,125 shares on April 1, 2013.

(17)	Stock options become exercisable as to 5,000 shares on April 1, 2012, 2,500 shares on April 1, 2013 and 2,500 shares on April 1, 2014.

(18)	Stock options become exercisable as to 4,750 shares on April 1, 2013, 2,375 shares on April 1, 2014 and 2,375 shares on April 1, 2015.

OPTION EXERCISES AND STOCK VESTED TABLE FOR 2011

The following table sets forth information for the named executive officers regarding the value realized during 2011 by such executives pursuant to option exercises. None of the named executive officers acquired shares upon the vesting of RSUs during 2011.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
George F. Colony	—	—
Michael A. Doyle	—	—
Gregory Nelson	—	—
Charles Rutstein	7,500	163,876
Dennis van Lingen	—	—

Pension Benefits

We have no defined benefit pension plans or long-term incentive plans applicable to the named executive officers.

Nonqualified Deferred Compensation

We have no nonqualified defined contribution or deferred compensation plans.

Severance and Change-of-Control Benefits

We entered into an employment offer letter on July 24, 2007 with Mr. Doyle that provides for severance benefits following a termination of his employment by the Company without Cause (as defined in the offer letter). In the event of such a termination, we must continue to pay Mr. Doyle his base salary for the 6 months following his termination, subject to his signing a separation agreement in a form acceptable to us that includes a general release of all claims. We have not entered into agreements providing for severance benefits with any of the other named executive officers. Each of our named executive officers other than Mr. Colony has entered into stock option and restricted stock unit grant agreements that provide for full acceleration of vesting upon a change of control of the Company, unless there is an assumption, substitution or cash-out of such options or restricted stock units in connection with the change of control. The following table shows what the benefit of such acceleration would have been assuming a change of control had occurred on December 31, 2011, and also shows the severance amounts that would have been payable to Mr. Doyle if we had terminated his employment without Cause on December 31, 2011.

Name	Early Vesting of Stock Options Upon a Change of Control($)(1)	Early Vesting of Stock Awards Upon a Change of Control($)(2)	Severance Amount Upon Termination Without Cause ($)
George F. Colony	—	—	—
Michael A. Doyle	113,310	429,952	165,375
Gregory Nelson	96,795	316,796	—
Charles Rutstein	135,035	486,496	—
Dennis van Lingen	103,758	362,072	—

(1)	This amount equals the difference between the exercise price of each option and $33.94, the closing price of our common stock on NASDAQ on December 30, 2011, multiplied by the number of unvested shares of our common stock underlying stock options on December 31, 2011, the assumed date of the change of control.

(2)	This amount equals $33.94, the closing price per share of our common stock on December 30, 2011, multiplied by the number of unvested shares of our common stock underlying restricted stock units on December 31, 2011, the assumed date of the change of control.

Director Compensation

DIRECTOR COMPENSATION TABLE FOR 2011

The following table shows the compensation that we paid during the year ended December 31, 2011 to each of our directors, other than Messrs. Colony and Rutstein, whose compensation is reflected in “Executive Compensation” above.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)(3)	Total ($)
Henk W. Broeders	25,000	141,879	166,879
Robert M. Galford	30,000	141,879	171,879
George R. Hornig	30,000	141,879	171,879
Gretchen G. Teichgraeber	25,000	141,879	166,879
Michael H. Welles	30,000	141,879	171,879

(1)	The amounts in this column reflect the aggregate grant date fair value of option awards for 2011. Assumptions used in the calculation of these amounts are included in footnote 1 to the Company’s consolidated financial statements included in our 2011 Annual Report on Form 10-K. The amounts set forth may be more or less than the value ultimately realized by the named director based upon, among other things, the value of the Company’s Common Stock at the time of vesting or exercise of the options and whether such options actually vest.

(2)	On May 10, 2011, each of the directors other than Messrs. Colony and Rutstein received an option to purchase 12,000 shares with an exercise price of $38.37.

(3)	At December 31, 2011, the non-employee directors held options to purchase the number of shares listed next to their name below:

Director	Number of Shares
Henk W. Broeders	74,000
Robert M. Galford	74,000
George R. Hornig	36,500
Gretchen G. Teichgraeber	49,000
Michael H. Welles	99,000

Our non-employee directors receive an annual retainer of $20,000 and members of each Board committee receive an additional annual retainer of $5,000 for each committee on which they serve, with the Chairman of each committee receiving an additional $5,000 per year. Each of these annual fees is payable in arrears. Members of our Board of Directors are reimbursed for their expenses incurred in connection with attending any meeting.

Under the 2006 Stock Option Plan for Directors, as amended, following each annual meeting of stockholders, each non-employee director receives an option to purchase 12,000 shares of our common stock at an exercise price equal to the fair market value on that date. These options vest in four equal annual installments. After last year’s annual meeting, our five non-employee directors at that time each received an option to purchase 12,000 shares of our common stock at an exercise price of $38.37 per share. Any non-employee director who is newly elected between annual meetings will receive an option to purchase 6,000 shares of our common stock at an exercise price equal to the fair market value on the date he or she is first elected as a director. These options also vest in four equal annual installments, with the first installment vested on the date of grant. Options granted under the 2006 Stock Option Plan for Directors become exercisable in full upon a change of control of the Company, unless there is an assumption, substitution or cash-out of such options in connection with the change of control.

Options granted to our non-employee directors prior to our 2006 annual meeting were made pursuant to our Amended and Restated 1996 Stock Option Plan for Non-Employee Directors.

The Compensation and Nominating Committee of the Board of Directors also has the authority under the 2006 Stock Option Plan to grant stock options to non-employee directors in such amounts and on such terms as it shall determine at the time of grant. No such awards have been made.

The Board of Directors has approved an amendment to the Forrester Research, Inc. 2006 Equity Incentive Plan (“Equity Incentive Plan”) to provide that the non-employee directors of the Company are eligible to participate in the Equity Incentive Plan, subject to approval of the amendment by the stockholders of the Company. Upon approval of the amendment by the stockholders, the 2006 Stock Option Plan for Directors will be terminated and no further awards will be granted or issued thereunder. Assuming approval of the amendment and termination of the 2006 Stock Option Plan for Directors, the Compensation and Nominating Committee and the Board of Directors have authorized the award of restricted stock units to each non-employee director of the Company on the date of the 2012 annual meeting of stockholders for that number of whole shares equal to $125,000 divided by the closing price of the Company’s common stock on the date of the award.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Board of Directors has appointed an Audit Committee composed of three non-employee directors: Messrs. Hornig (Chairman), Broeders, and Welles. Each of the members of the Audit Committee is “independent” as defined under the NASDAQ Stock Market listing standards. The Board has determined that Mr. Hornig is an “audit committee financial expert” under applicable rules of the Securities and Exchange Commission, and the members of the Audit Committee satisfy the NASDAQ financial literacy standards.

The Audit Committee is responsible for providing independent oversight of Forrester’s accounting functions and internal controls. The Audit Committee oversees Forrester’s financial reporting process on behalf of the Board of Directors, reviews financial disclosures, and meets privately, outside of the presence of management, with Forrester’s internal auditor and with representatives of the independent registered public accounting firm. The Audit Committee also selects and appoints the independent registered public accounting firm, reviews the performance of the independent registered public accounting firm, and reviews the independent registered public accounting firm’s fees. The Audit Committee operates under a written charter adopted by the Board of Directors.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed Forrester’s audited financial statements for the fiscal year ended December 31, 2011 with Forrester’s management and with PricewaterhouseCoopers LLP, Forrester’s independent registered public accounting firm. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required by Statement of Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. This included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of Forrester’s accounting principles, and such other matters as are required under the standards of the PCAOB. The Audit Committee also received the written disclosures and letter from PricewaterhouseCoopers LLP required by the PCAOB Rule 3256, and the Audit Committee discussed the independence of PricewaterhouseCoopers LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE BOARD OF

DIRECTORS

George R. Hornig, Chairman

Henk W. Broeders

Michael H. Welles

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in any such filing.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our officers and directors, and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (“SEC”). Officers, directors and greater than 10% beneficial stockholders are required by SEC regulation to furnish to us copies of all Forms 3, 4 and 5 they file. Based solely on our review of copies of such forms which we received, we believe that all of our officers, directors, and greater than 10% beneficial owners complied on a timely basis with all filing requirements with respect to transactions during 2011, except for one report filed two days late for Scott Chouinard, our Chief Accounting Officer, with respect to the grant of a stock option to Mr. Chouinard in July 2011.

Certain Relationships and Related Transactions

Registration Rights and Non-Competition Agreement.    At the time of our initial public offering, we entered into a registration rights and non-competition agreement with Mr. Colony which provides that if Mr. Colony’s employment with us is terminated he will not compete with us for the one year period after the date of such termination. The agreement also provides that in the event we propose to file a registration statement under the Securities Act of 1933, as amended, with respect to an offering by us for our own account or the account of another person, or both, Mr. Colony shall be entitled to include shares held by him in such a registration, subject to the right of the managing underwriter of any such offering to exclude some or all of such shares from such registration if and to the extent the inclusion of the shares would adversely affect the marketing of the shares to be sold by us. The agreement also provides that Mr. Colony may require us to register shares under the Securities Act with a fair market value of at least $5 million, except that we are not required to effect such registration more than twice or at certain times described in the agreement. The agreement also provides that we will pay all expenses incurred in connection with such registration.

Related Person Transactions

Pursuant to its amended and restated charter, our Audit Committee has responsibility for the review and approval of all transactions between the Company and any related parties or affiliates of the Company, its officers, and directors.

Related persons can include any of our directors or executive officers, certain of our stockholders, and any of their immediate family members. In evaluating related person transactions, the committee members apply the same standards they apply to their general responsibilities as members of a committee of the board of directors and as individual directors. The committee will approve a related person transaction when, in its good faith judgment, the transaction is in the best interest of the Company. To identify related person transactions, each year we require our directors and officers to complete a questionnaire identifying any transactions with the Company in which the officer or director or their family members have an interest. In addition, our Code of Business Conduct and Ethics includes our expectation that all directors, officers and employees who may have a potential or apparent conflict of interest will notify our legal department.

The daughter-in-law of one of our executive officers is a non-officer employee of the Company within our strategic growth (human resources) organization. The Company reviewed this arrangement with the Audit Committee of the Board of Directors, noting that the compensation of the employee is within comparable market ranges for similar positions, and the Audit Committee approved this relationship.

PROPOSAL TWO:

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012

PricewaterhouseCoopers LLP audited our financial statements for the fiscal year ended December 31, 2011. Our Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. Although stockholder approval of the selection of PricewaterhouseCoopers LLP is not required by law, our Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection.

If stockholders do not approve this proposal at the 2012 annual meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP. If stockholders do ratify this appointment, the Audit Committee, which has direct authority to engage our independent registered public accounting firm, may appoint a different independent registered public accounting firm at any time during the year if it determines that the change would be in the best interests of Forrester and our stockholders.

The Audit Committee has approved all services provided to Forrester by PricewaterhouseCoopers LLP during 2011. Representatives of PricewaterhouseCoopers LLP are expected to be present at the 2012 annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Independent Auditors’ Fees and Other Matters

On June 1, 2010, our Audit Committee approved the dismissal of BDO USA, LLP (“BDO”) and engaged PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ended December 31, 2010. The report of BDO on our financial statements for the fiscal year ended December 31, 2009 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During our fiscal year ended December 31, 2009 and through June 1, 2010, there were no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedure, which disagreements, if not resolved to the satisfaction of BDO, would have caused BDO to make reference thereto in its reports on the financial statements. During our fiscal year ended December 31, 2009, and through June 1, 2010, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

We requested that BDO furnish the Company with a letter addressed to the U.S. Securities and Exchange Commission stating whether BDO agreed with the foregoing disclosures. A copy of such letter is filed as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on June 7, 2010.

During the year ended December 31, 2009 and through June 1, 2010, the Company did not consult with PwC with respect to any of the matters described in Item 304(a)(2)(i) and (ii) of Regulation S-K.

The following table presents the aggregate fees billed by PwC and its affiliates for fiscal 2011 and fiscal 2010, and by BDO and its affiliates for the period from January 1- June 30, 2010.

	Fiscal 2011	Fiscal 2010
Audit Fees(1)	$691,127	$599,208
Audit-Related Fees(2)	$171,300	$66,500
Tax Fees(3)	$623,957	$118,919
All Other Fees(4)	$1,800	—

Total Fees	$1,488,184	$784,627

(1)

Audit fees are fees related to professional services rendered by PwC and BDO and their respective affiliates in connection with the audit of our financial statements and our internal controls over financial reporting, the reviews of our interim financial statements included in each of our quarterly reports on Form 10-Q, international statutory audits, and review of other SEC filings. Fiscal 2010 audit fees include $27,000 paid to BDO.

(2)	Audit-related fees are for assurance and related services by PwC and its affiliates that are reasonably related to the performance of the audit or review of our financial statements, primarily for accounting consultations relating to acquisitions and audits of our defined contribution plans.

(3)	Tax fees are fees billed for professional services related to tax compliance and tax consulting services.

(4)	All other fees include licenses to web-based accounting and finance reference materials.

Audit Committee’s Pre-Approval Policy and Procedures

The Audit Committee approves the engagement of our independent registered public accounting firm to render any audit or non-audit services. At a regularly scheduled Audit Committee meeting, management or a representative of the Company’s independent registered public accounting firm summarizes the services to be provided by the firm and the fees that will be charged for the services. Thereafter, if new services or dollar amounts in excess of those pre-approved at the meeting are proposed, they are either presented for pre-approval at the next meeting of the Audit Committee or approved by the Chairman of the Audit Committee pursuant to delegated authority. At subsequent meetings, the Audit Committee is provided a listing of any newly pre-approved services since the last meeting, and an updated projection for the current year of the estimated annual fees to be paid to the firm for all pre-approved audit and permissible non-audit services.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

PROPOSAL THREE:

NON-BINDING VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires that we include in this proxy statement a non-binding stockholder vote on our executive compensation as described in this proxy statement (commonly referred to as “Say-on-Pay”). This vote is not intended to address any specific item of compensation, but rather overall compensation of our named executive officers and the policies and practices described in this proxy statement.

We have implemented an executive compensation program that rewards performance. Our executive compensation program is designed to attract, retain and motivate the key individuals who are most capable of contributing to the success of our Company and building long-term value for our stockholders. The elements of our executives’ total compensation are base salary, cash incentive awards, equity incentive awards and other employee benefits. We have designed a compensation program that makes a substantial portion of executive pay variable, subject to increase when performance targets are exceeded, and subject to reduction when performance targets are not achieved.

We believe our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and providing incentives to our executives to create value for our stockholders. We believe this is evidenced by the following:

•	The mix of compensation among base salary and cash incentives.

•	Generally our compensation policies and practices are uniform across each of our business units and geographic regions.

•

Our bonus plan for executive officers provides for multiple payout levels based on targets established and approved by our Compensation and Nominating Committee during the first quarter of the applicable plan year.

•	We require that minimum threshold performance targets be achieved before any bonuses are paid, and bonus payouts under our executive cash incentive plan are capped.

•	We use multiple performance measures under our executive cash incentive plan, including bookings and operating profit.

•

Equity-based awards granted to executives under our equity incentive plan are subject to multi-year or performance-based vesting criteria, and require that the executive remain employed through the vesting date or when performance criteria are measured to realize the value of these awards.

The Board endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as described in this proxy statement under “Executive Compensation”, including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in this proxy statement.

Because the vote is non-binding, neither the Board of Directors nor the Compensation and Nominating Committee of the Board will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation and Nominating Committee will carefully consider the outcome of the vote when evaluating future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

PROPOSAL FOUR:

APPROVAL OF AMENDMENT OF THE 2006 EQUITY INCENTIVE PLAN AND RELATED ITEMS

On March 9, 2012, the Board of Directors approved an amendment of the Forrester Research, Inc. 2006 Equity Incentive Plan, subject to stockholder approval (the “Plan”). The Board of Directors recommends that stockholders approve the amendment of the Plan and related items.

We are seeking approval to amend the class of persons eligible to participate in the Plan to include non-employee directors (“Outside Directors”) and to move the 80,000 shares remaining in our 2006 Stock Option Plan for Directors (“Directors’ Option Plan”) into the Plan. The Plan currently provides that employees of, and consultants and advisors to, the Company and its affiliates are eligible to participate in the Plan. As discussed above under Directors Compensation, the proposed amendment would add Outside Directors as eligible participants under the Plan and authorize the award of restricted stock units, as well as stock options, to Outside Directors. Upon approval of the amendment by the stockholders, the Directors’ Option Plan will be terminated and no further awards may be issued thereunder, and the shares remaining available for issuance thereunder will be transferred to the Plan.

As part of the amendment, Forrester is also seeking to have its stockholders reapprove the material performance criteria in the Plan. While the Plan was previously approved at Forrester’s 2006 annual meeting of stockholders, Section 162(m) of the Internal Revenue Code requires stockholder reapproval of the material performance criteria every five years. Accordingly, as part of the amendment, we are seeking stockholder reapproval of these performance criteria, even though the deductibility limits of Section 162(m) of the Internal Revenue Code have not been historically applicable as the compensation amounts paid to our executive officers are substantially below the $1 million threshold of Section 162(m).

The closing price of our common stock on March 15, 2012 was $32.24.

Summary of the Amended and Restated 2006 Equity Incentive Plan

The following summary and Plan description are qualified in their entirety by reference to the full text of the Amended and Restated 2006 Equity Incentive Plan attached to this proxy statement as Exhibit A.

The Plan became effective on May 9, 2006, the date of its approval by the stockholders, and the proposed plan amendment will become effective, subject to stockholder approval, on May 8, 2012. No awards may be made under the Plan after May 8, 2016. The maximum number of shares of our common stock that may be delivered in satisfaction of Awards made under the Plan is 4,350,000 plus the number (not to exceed 2,500,000) of shares from our Amended and Restated 1996 Equity Incentive Plan (“1996 Plan”) returned after May 9, 2006, which includes shares that were subject to outstanding awards granted under the 1996 Plan and are satisfied or exercised, or terminate or expire, without the delivery of the shares. Subject to approval of the amendment, the maximum number of shares that may be delivered under the Plan shall be increased by 80,000, as provided above. As of March 15, 2012, there were 1,741,254 awards outstanding under the Plan, consisting of 1,481,410 options and 259,844 restricted stock units, and there remained available for future awards to be made under the plan a total number of shares equal to 2,674,703 plus the number of shares that may be returned subsequent to March 15, 2012 under our 1996 Plan. As described in further detail in the Plan, shares are considered “returned” if on May 8, 2006 they were subject to an outstanding award under the 1996 Plan and (i) in the case of restricted stock awards are thereafter forfeited, or (ii) in all other cases are satisfied or exercised, or terminate or expire, without delivery of the shares.

Shares delivered under the Plan may consist of either authorized but unissued shares or treasury shares. For purposes of calculating the maximum number of shares that may be delivered in satisfaction of Awards made under the Plan, such maximum will be determined net of any shares (i) withheld by Forrester in payment of the exercise price of an Award or in satisfaction of tax withholding with respect to an Award, (ii) awarded as restricted stock but subsequently forfeited, or (iii) subject to an Award that is exercised or satisfied, or terminates or expires, without the delivery of such shares. In the event of a stock dividend, stock split or other change in our capital structure, the Administrator will make appropriate adjustments to the limits described above and to the number and kind of shares of stock or securities subject to Awards, any exercise prices relating to Awards, any other provisions of Awards effected by the change, or similar adjustments deemed appropriate to preserve the value of awards and avoid distortion in the operation of the Plan.

The maximum number of shares of common stock for which stock options may be granted to any person in any calendar year and the maximum number of shares of common stock subject to stock appreciation rights (“SARs”) granted to any person in any calendar year is each 1,000,000. The maximum number of shares that may be paid to any person under other awards in any calendar year is 1,000,000.

Administration.    The Compensation and Nominating Committee of the Board of Directors (“Administrator”) administers the Plan. The Administrator has authority to determine who will receive Awards and to determine the types of Awards to be granted, as well as the amounts, terms, and conditions of any awards. The types of Awards that may be granted under the Plan are described below (collectively, the “Awards”). The Administrator has the right to determine any questions that may arise regarding the interpretation and application of the provisions of the Plan, and to make, administer, and interpret such rules and regulations as it deems necessary or advisable. To the extent permitted by law and the terms of the Plan, the Administrator may, in its discretion, delegate its duties, powers, and rights under the Plan to one or more of its members or officers of the Company. Determinations of the Administrator and its delegatees under the Plan are conclusive and binding on all parties.

Eligibility.    Key employees, and consultants and advisors to, the Company are eligible to be granted Awards under the Plan, except that incentive stock options may only be granted to employees of the Company and its subsidiaries. If the amendment described above is approved by the stockholders, our Outside Directors will also be eligible for Awards under the Plan. As of March 15, 2012, the group of persons from whom the Administrator may select participants consists of approximately 1,200 individuals.

Types of Awards.

Stock Options.    The Administrator may award options to any participant, subject to the limitations described above. Stock options give the holder the right to purchase shares of Forrester common stock within a specified period of time at a specified price. The Plan provides for the grant of incentive stock options (“ISOs”), which are subject to special tax treatment described below, and non-statutory stock options (“NSOs”).

The exercise price of both an ISO and NSO granted under the Plan may not be less than the fair market value of our common stock on the date the option is granted. The expiration date of an ISO may not be more than ten years after the original grant date. The Administrator determines all other terms relating to the exercise of the option, including the consideration to be paid, if any, for the grant of the option and the time at which options may be exercised. The option exercise price is payable in cash or check, and the Administrator may, in its discretion, also permit optionees to make payment in our common stock having a fair market value equal to the option exercise price, or subject to certain conditions, using a broker-assisted “cashless exercise” program.

All unexercised options terminate not later than after a certain number of years as determined by the Administrator, but the maximum term of an ISO may not be longer than ten years. Except as otherwise provided in the Plan and the applicable Award agreement, vested options generally must be exercised within three months of the cessation of the holder’s employment with the Company.

Stock Appreciation Rights.    The Plan permits the Administrator to grant SARs. A SAR entitles the holder, upon exercise, to receive an amount in our common stock, or cash, or a combination thereof, determined by reference to appreciation from and after the date of grant in the base price of a share of our common stock, which may not be less than such share’s fair market value on the date of grant. No SARs have been granted under the Plan.

Restricted and Unrestricted Stock; Stock Unit Awards.    Under the Plan the Administrator may grant non-transferable shares of restricted or unrestricted common stock and restricted or unrestricted stock unit awards. A stock award is an award of shares of our common stock, while a stock unit award entitles the recipient to the future delivery of shares of common stock or an amount of equivalent value. Stock unit awards may be settled in shares, cash, or a combination thereof. Awards of restricted and unrestricted stock may be made in exchange for past services or other lawful consideration. Generally, awards of restricted stock and restricted stock unit awards are subject to the requirement that the shares or award be forfeited or resold to the Company unless specified conditions, such as continued employment and/or achievement of performance goals, are met. Subject to these restrictions, any recipient of an award of restricted stock will have the rights of a stockholder, including the right to vote the shares and receive dividends. Other Awards under the Plan may also be settled in restricted stock. To date, while the Administrator has approved awards of restricted stock units under the Plan, there have been no awards of restricted or unrestricted stock to any eligible Plan participant.

Performance Awards.    The Administrator may also make Awards subject to the satisfaction of specified performance criteria (“Performance Awards”). Performance Awards may consist of stock options, SARs, restricted stock, or restricted stock units. The performance criteria applicable to a particular Performance Award will be determined by the Administrator. As part of the amendment, we are seeking stockholder reapproval of the material performance criteria in the Plan to maintain future flexibility with respect to Section 162(m) compliance. In the case of Performance Awards intended to qualify for exemption under Section 162(m) of the Internal Revenue Code, the Administrator will use objectively determinable performance measures in accordance with Section 162(m) that are based on any or any combination of the following (determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project, or geographical basis or in combinations thereof): sales; revenues; operating income or operating margin; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or on an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations, recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings; or strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, cost targets, or objective goals relating to reorganizations, acquisitions or divestitures. Any of the foregoing performance criteria and any targets set by the Administrator with respect to those criteria need not be based upon an increase, a positive or improved result, or avoidance of loss. For Awards intended to comply with Section 162(m), the measures used in setting performance criteria under the Plan will be determined without regard to a specified list of factors, though the Administrator may exercise discretion to cause one or more of these factors to be included in the determination of the performance criteria. In addition, the Administrator may reduce (but not increase) the number of shares that may be received under an Award that are otherwise earned upon satisfaction of the applicable performance criteria. Such adjustments will be made only to the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m). The Administrator will determine whether the performance targets or goals that have been chosen for a particular Performance Award have been met.

General Provisions Applicable to All Awards.    Neither ISOs, nor, except as the Administrator may otherwise determine or provide in any Award, any other Award may be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom it is granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution. During the life of a participant an ISO is exercisable only by the recipient. Other Awards may be transferred during the recipient’s lifetime, but only on a gratuitous basis and only to the extent, if any, permitted by the Administrator.

Treatment of Awards in Connection with Certain Transactions.    The Plan provides that, in the event of (i) a consolidation, merger, or similar transaction or series of transactions in which Forrester is not the surviving corporation or which results in the acquisition by a person or entity or by a group of persons or entities acting together of substantially all of our common stock, (ii) a sale of all or substantially all the assets of Forrester, or (iii) a complete liquidation or dissolution of the Company, the following rules will apply unless otherwise provided in an Award:

•

If there is a surviving or acquiring entity, the Administrator may arrange to have that entity (or an affiliate) assume some or all outstanding Awards or grant substitute Awards. Any such assumption or substitution of a stock option or SAR exempt from the requirements of Section 409A of the Internal Revenue Code will be accomplished in a manner that preserves such exemption.

•

If the transaction involves a payment to Forrester stockholders (whether cash, non-cash, or some combination of the two), the Administrator may provide for a “cash-out” payment with respect to some or all Awards or portions thereof. With respect to each affected Award, the “cash-out” payment will be equal to the excess, if any, of the fair market value of one share of our common stock multiplied by the number of shares of stock subject to the Award or portion thereof over the aggregate exercise or purchase price (if any) of the Award or portion thereof.

•

Regardless of whether there is a surviving or acquiring entity, if the transaction does not involve an assumption or substitution of Awards or a “cash-out” payment, all Awards requiring exercise will become fully exercisable and the delivery of shares deliverable under a stock unit award will be accelerated prior to the completion of the transaction on a basis that gives participants a reasonable opportunity, as determined by the Administrator, to participate in the transaction as a stockholder.

•	Existing Awards, unless assumed, will terminate upon completion of the transaction.

The Administrator may require that any amounts delivered, exchanged or otherwise paid with respect to a “cash-out” or acceleration of an outstanding Award contain restrictions as it deems appropriate to reflect any performance or other vesting conditions to which the Award was subject. In the case of restricted stock, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such stock be placed in escrow or otherwise made subject to restrictions.

Amendment and Termination.    The Administrator may amend the Plan or any outstanding Award at any time or times for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards. The Administrator may not, however, alter the terms of an Award so as to affect adversely the participant’s rights under an Award without the participant’s consent, unless the Administrator expressly reserved the right to do so at the time of an Award.

Plan Benefits

The future benefits or amounts that would be received under the Plan by executive officers, non-executive officer employees, and Outside Directors are discretionary and are therefore not determinable at this time. However, the following table sets forth the number of shares (excluding shares covered by awards that were canceled or forfeited) subject to options and restricted stock units as of March 15, 2012 that were granted under the Plan, and in the case of Outside Directors, pursuant to the Directors’ Option Plan, from January 1, 2011 to December 31, 2011 to our named executive officers, all current executive officers as a group, all current directors who are not executive officers and were not executive officers at the time of grant, as a group, and all employees, excluding executive officers.

	Number of Shares Subject to Awards Granted Under the Plan from January 1, 2011 to December 31, 2011
Name and Position	Stock Options	Restricted Stock Units
George F. Colony Chairman of the Board and Chief Executive Officer	—	—
Michael A. Doyle Chief Financial Officer and Treasurer	14,000	4,667
Gregory Nelson Chief Sales Officer	9,500	3,167
Charles Rutstein Director and Chief Operating Officer	14,000	4,667
Dennis van Lingen Managing Director, Marketing & Strategy Client Group; Chief Europe, Middle East & Africa Officer	9,500	3,167
All current executive officers as a group (including the 5 officers above)	93,750	26,253
All current directors who were not executive officers at the time of grant, as a group (Grants pursuant to Directors’ Option Plan)	60,000	—
All employees and officers, excluding current executive officers and directors, as a group	201,675	86,971

U.S. Federal Tax Consequences

The following discussion summarizes certain United States federal income tax consequences of the issuance and receipt of options and restricted stock awards under the Plan under the law as in effect on the date of this proxy statement. The Plan provides for the grant of ISOs and NSOs, as well as other Awards. This summary does not purport to cover federal employment law tax or other federal tax consequences that may be associated with the Plan, nor does it address the tax laws of any state, municipality, or foreign country where a participant may reside.

ISOs.    An optionee realizes no taxable income upon the grant or, for regular tax purposes, upon the exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a deduction to Forrester) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which Forrester is not entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which Forrester is not entitled to a deduction.

NSOs.    In general, in the case of an NSO, the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price; a corresponding deduction is available to Forrester; and upon a subsequent sale or exchange of the shares, any recognized gain or loss after the date of exercise is treated as capital gain or loss for which Forrester is not entitled to a deduction.

In general, an ISO that is exercised by the optionee more than three months after termination of employment is treated as an NSO. ISOS are also treated as NSOs to the extent they first become exercisable by an individual in any calendar year for shares having a market value (determined as of the date of grant) in excess of $100,000.

The Administrator may award stock options that are exercisable for restricted stock, or may award shares of restricted stock. Generally, taxes are not due when an award of restricted stock is initially made, or when restricted stock is received upon exercise of a stock option, but the award becomes taxable when it is no longer subject to a “substantial risk of forfeiture” (it becomes vested or transferable). Income tax is paid on the value of the stock at ordinary rates when the restrictions lapse, and then at capital gain rates when the shares are sold. However, no later than 30 days after a participant receives an award of restricted stock or a stock option exercisable for restricted stock, pursuant to Section 83(b) of the Internal Revenue Code, the participant may elect to recognize taxable ordinary income in an amount equal to the fair market value of the stock subject to the award at the time of exercise of the option or receipt of the award of restricted stock. Provided that the election is made in a timely manner, the participant will not recognize any additional income when the restrictions on the stock lapse. Assuming no other applicable limitations, the amount and timing of the deduction available to Forrester will correspond to the income recognized by the participant.

RSUs.    The Administrator may also award restricted stock units. The recipient of restricted stock units will not recognize taxable income at the time of grant of a restricted stock unit, and we are not entitled to a tax deduction at that time. The recipient will recognize compensation taxable as ordinary income, however, at the time of settlement of the Award, equal to the fair market value of any shares delivered and the amount of cash paid. We will generally be entitled to a corresponding deduction, except to the extent that the deduction limits of Section 162(m) apply.

Under the so-called “golden parachute” provisions of the Internal Revenue Code, the accelerated vesting of Awards in connection with a change of control of Forrester may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of Awards under the Plan may be subject to an additional 20% federal tax and may be nondeductible to Forrester.

It is the intention of Forrester that Awards will comply with Section 409A of the Internal Revenue Code regarding nonqualified deferred compensation arrangements or will satisfy the conditions of applicable exemptions. However, if an Award is subject to and fails to comply with the requirements of Section 409A, the participant may recognize ordinary income on the amounts deferred under the Award, to the extent vested, prior to the time when the compensation is received. In addition, Section 409A imposes a 20% penalty tax, as well as interest, on the participant with respect to such amounts.

The foregoing general tax discussion is intended for the information of Forrester’s stockholders in considering how to vote with respect to this proposal, and not as tax guidance to participants in the Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE AMENDMENT OF THE FORRESTER RESEARCH, INC. 2006 EQUITY INCENTIVE PLAN AND RELATED ITEMS.

STOCKHOLDER PROPOSALS

Stockholder proposals to be considered at the Annual Meeting of Stockholders in 2013 must be received by November 24, 2012 to be considered for inclusion in our proxy materials for that meeting.

Stockholders who wish to make a proposal at the 2013 annual meeting, other than proposals included in our proxy materials, or who wish to nominate individuals for election as directors, must notify us between February 13, 2013 and March 15, 2013. If the stockholder does not notify us by March 15, 2013, the proxies will have discretionary authority to vote on a stockholder’s proposal brought before the meeting.

OTHER BUSINESS

The Board of Directors has no knowledge of any other matter that may come before the annual meeting and does not, itself, currently intend to present any other such matter.

FORM 10-K

A copy of our annual report on Form 10-K for the fiscal year ended December 31, 2011 filed with the Securities and Exchange Commission will be sent to stockholders without charge by writing to Forrester Research, Inc., Investor Relations, 60 Acorn Park Drive, Cambridge, Massachusetts 02140.

EXHIBIT A

FORRESTER RESEARCH, INC.

AMENDED AND RESTATED 2006 EQUITY INCENTIVE PLAN

1.	DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.	PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock-based Awards.

3.	ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Administrator will exercise its discretion consistent with qualifying the Award for that exception. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4.	LIMITS ON AWARDS UNDER THE PLAN

(a) Number of Shares. The number of shares of Stock available for delivery in satisfaction of Awards under the Plan shall be determined in accordance with this Section 4(a).

(1) Subject to Section 7(b), the maximum number of shares of Stock that may be delivered in satisfaction of Awards under the Plan shall be four million four hundred thirty thousand (4,430,000) plus the number (not to exceed two and one-half million (2,500,000)) of unused Prior Plan shares. For purposes of the preceding sentence, shares of Stock shall be unused Prior Plan shares (i) if they were subject to awards under the Prior Plan, other than restricted stock awards, that were outstanding on the day preceding the Effective Date to the extent such Prior Plan awards are exercised or are satisfied, or terminate or expire, on or after the Effective Date without the delivery of such shares, or (ii) if they were outstanding on the day preceding the Effective Date as restricted stock awards under the Prior Plan and are thereafter forfeited. The number of shares of Stock delivered in satisfaction of an Award shall be, for purposes of the first sentence of this Section 4(a)(1), the number of shares of Stock subject to the Award reduced by the number of shares of Stock (a) withheld by the Company in payment of the exercise price of the Award or in satisfaction of tax withholding requirements with respect to the Award, or (b) awarded under the Plan as Restricted Stock but thereafter forfeited, or (c) made subject to an Award that is exercised or satisfied, or that terminates or expires, without the delivery of such shares.

(2) To the extent consistent with the requirements of Section 422 and with other applicable legal requirements (including applicable stock exchange or Nasdaq requirements), Stock issued under awards of an acquired company that are converted, replaced, or adjusted in connection with the acquisition shall not reduce the number of shares available for Awards under the Plan.

(b) Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.

(c) Section 162(m) Limits. The maximum number of shares of Stock for which Stock Options may be granted to any person in any calendar year and the maximum number of shares of Stock subject to SARs granted to any person in any calendar year will each be one million (1,000,000). The maximum number of shares subject to other Awards granted to any person in any calendar year will be one million (1,000,000) shares. The foregoing provisions will be construed in a manner consistent with Section 162(m).

5.	ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key Employees, Outside Directors, and consultants and advisors to, the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates. Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

6.	RULES APPLICABLE TO AWARDS

(a) All Awards

(1) Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein. By accepting any Award granted hereunder, the Participant agrees to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2) Term of Plan. No Awards may be made after the tenth anniversary of date of adoption (minus one day), 2016, but previously granted Awards may continue beyond that date in accordance with their terms.

(3) Transferability. ISOs may not be transferred other than by will or the laws of descent and distribution and may be exercised, during the lifetime of the Participant to whom they were awarded, only by that Participant. Other Awards may be transferred during a Participant’s lifetime only on a gratuitous basis and then only to the extent, if any, determined by the Administrator.

(4) Vesting, Etc. The Administrator may determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply: immediately upon the cessation of the Participant’s Employment, each Award requiring exercise that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate, and all other Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited, except that:

(A) subject to (B) and (C) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate;

(B) all Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the Participant’s death, to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant’s death or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate; and

(C) all Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation if the Administrator in its sole discretion determines that such cessation of Employment has resulted for reasons which cast such discredit on the Participant as to justify immediate termination of the Award.

(5) Taxes. The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the minimum withholding required by law).

(6) Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award. Any entitlement to dividend equivalents or similar entitlements shall be established and administered consistent either with exemption from, or compliance with, the requirements of Section 409A to the extent applicable.

(7) Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant.

(8) Section 162(m). This Section 6(a)(8) applies to any Performance Award intended to qualify as performance-based for the purposes of Section 162(m) other than a Stock Option or SAR. In the case of any Performance Award to which this Section 6(a)(8) applies, the Plan and such Award will be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception. With respect to such Performance Awards, the Administrator will preestablish, in writing, one or more specific Performance Criteria no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m) (the “Applicable Period”). Notwithstanding satisfaction of applicable Performance Criteria, and without limiting the provisions of Section 7(b)(1), the number of shares of Stock received under an Award that are otherwise earned upon satisfaction of such Performance Criteria may be reduced by the Administrator (but not increased) on the basis of such further considerations that the Administrator in its sole discretion shall determine. Prior to grant, vesting or payment of the Performance Award, as the case may be, the Administrator will certify whether the applicable Performance Criteria have been attained and such determination will be final and conclusive. No Performance Award to which this Section 6(a)(8) applies may be granted after the first meeting of the stockholders of the Company held in 2011 until the listed performance measures set forth in the definition of “Performance Criteria” (as originally approved or as subsequently amended) have been resubmitted to and reapproved by the stockholders of the Company in accordance with the requirements of Section 162(m) of the Code, unless such grant is made contingent upon such approval.

(b) Awards Requiring Exercise

(1) 409A Exemption. Except as the Administrator otherwise determines, no Award requiring exercise shall have deferral features, or shall be administered in a manner, that would cause such Award to fail to qualify for exemption from Section 409A.

(2) Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(3) Exercise Price. The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise shall be not less than 100% of the fair market value of the Stock subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant. Fair market value shall be determined by the Administrator consistent with the requirements of Section 422 and Section 409A, as applicable. No such Award, once granted, may be repriced other than in accordance with the applicable stockholder approval requirements of Nasdaq.

(4) Payment Of Exercise Price. Where the exercise of an Award is to be accompanied by payment, the Administrator may determine the required or permitted forms of payment, subject to the requirements of this paragraph. All payments will be by cash or check acceptable to the Administrator, or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of shares of Stock that have been outstanding for at least six months (unless the Administrator approves a shorter period) and that have a fair market value equal to the exercise price, (ii) by delivery to the Company of a promissory note of the person exercising the Award, payable on such terms as are specified by the Administrator, (iii) through a broker-assisted exercise program acceptable to the Administrator, (iv) by other means acceptable to the Administrator, or (v) by any combination of the foregoing permissible forms of payment. The delivery of shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(c) Awards Not Requiring Exercise

Restricted Stock and Unrestricted Stock, whether delivered outright or under Awards of Stock Units or other Awards that do not require exercise, may be made in exchange for such lawful consideration, including services, as the Administrator determines. Any Award resulting in a deferral of compensation subject to Section 409A shall be construed to the maximum extent possible, as determined by the Administrator, consistent with the requirements of Section 409A.

7.	EFFECT OF CERTAIN TRANSACTIONS

(a) Mergers, etc. Except as otherwise provided in an Award, the following provisions shall apply in the event of a Covered Transaction:

(1) Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for the assumption of some or all outstanding Awards or for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor. Any substitution or assumption of a Stock Option or SAR exempt from the requirements of Section 409A shall be accomplished on a basis that preserves such exemption.

(2) Cash-Out of Awards. If the Covered Transaction is one in which holders of Stock will receive upon consummation a payment (whether cash, non-cash or a combination of the foregoing), the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards or portions thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (A) the fair market value of one share of Stock (as determined by the Administrator in its reasonable discretion) times the number of shares of Stock subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of a SAR, the aggregate base price above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines.

(3) Acceleration of Certain Awards. If the Covered Transaction (whether or not there is an acquiring or surviving entity) is one in which there is no assumption, substitution or cash-out, each Award requiring exercise will become fully exercisable, and the delivery of shares of Stock deliverable under each outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated and such shares will be delivered, prior to the Covered

Transaction, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction.

(4) Termination of Awards Upon Consummation of Covered Transaction. Each Award (unless assumed pursuant to Section 7(a)(1) above), other than outstanding shares of Restricted Stock (which shall be treated in the same manner as other shares of Stock, subject to Section 7(a)(5) below), will terminate upon consummation of the Covered Transaction.

(5) Additional Limitations. Any share of Stock delivered pursuant to Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject. In the case of Restricted Stock, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(b) Change in and Distributions With Respect to Stock

(1) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the Administrator will make appropriate adjustments to the maximum number of shares specified in Section 4(a) that may be delivered under the Plan and to the maximum share limits described in Section 4(c), and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder, having due regard for the qualification of ISOs under Section 422, the requirements of Section 409A, and the performance-based compensation rules of Section 162(m), where applicable.

(3) Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.	LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9.	AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of

Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the Award. Any amendments to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange or Nasdaq requirements), as determined by the Administrator.

10.	OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to Award a person bonuses or other compensation in addition to Awards under the Plan.

11.	MISCELLANEOUS

(a) Waiver of Jury Trial. By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers

(b) Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, any Affiliate, nor the Administrator, nor any person acting on behalf of any of them, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code; provided, that nothing in this Section 11(b) shall limit the ability of the Administrator or the Company to provide by separate express written agreement with a Participant for a gross-up payment or other payment in connection with any such tax or additional tax.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: The Compensation Committee, except that the Compensation Committee may delegate (i) to one or more of its members such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant rights or options to the extent permitted by Section 157(c) of the Delaware General Corporation Law; (iii) to one or more officers of the Company the authority to allocate other Awards among such persons (other than officers of the Company) eligible to receive Awards under the Plan as such delegated officer or officers determine consistent with such delegation; provided, that with respect to any delegation described in this clause (iii) the Compensation Committee (or a properly delegated member or members of such Committee) shall have authorized the issuance of a specified number of shares of Stock under such Awards and shall have specified the consideration, if any, to be paid therefor; and (iv) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” shall include the person or persons so delegated to the extent of such delegation.

“Affiliate”: Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) or Section 414(c) of the Code, except that in determining eligibility for the grant of a Stock Option or SAR by reason of service for an Affiliate, Sections 414(b) and 414(c) of the Code shall be applied by substituting “at least 50%” for “at least 80%” under Section 1563(a)(1), (2) and (3) of the Code and Treas. Regs. § 1.414(c)-2; provided, that to the extent permitted under Section 409A, “at least 20%” shall be used in lieu of “at least 50%”; and further provided, that the lower ownership threshold described in this definition (50% or 20% as the case may be) shall apply only if the same definition of affiliation is used consistently with respect to all compensatory stock options or stock awards (whether under the Plan or another plan). The Company may at any time by amendment provide that different ownership thresholds (consistent with Section 409A) apply. Notwithstanding the foregoing provisions of this definition, except as otherwise determined by the Administrator, a corporation or other entity shall be treated as an Affiliate only if its employees would be treated as employees of the Company for purposes of the rules promulgated under the Securities Act of 1933, as amended, with respect to the use of Form S-8.

“Award”: Any or a combination of the following:

(i)	Stock Options.

(ii)	SARs.

(iii)	Restricted Stock.

(iv)	Unrestricted Stock.

(v)	Stock Units, including Restricted Stock Units.

(vi)	Performance Awards.

(vii)	Awards (other than Awards described in (i) through (vi) above) that are convertible into or otherwise based on Stock.

“Board”: The Board of Directors of the Company.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Compensation Committee”: The Compensation and Nominating Committee of the Board.

“Company”: Forrester Research, Inc.

“Covered Transaction”: Any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

“Employee”: Any person who is employed by the Company or an Affiliate.

“Employment”: A Participant’s employment or other service relationship with the Company and its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to the Company or its Affiliates. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive stock option unless, as of the date of grant, it is expressly designated as an ISO.

“Outside Director”: A member of the Board who is not otherwise an Employee of the Company.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to Performance Criteria. The Committee in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify.

“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. For purposes of Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion will mean an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; operating income or operating margin; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations, recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings; or strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, cost targets, or objective goals relating to reorganizations, acquisitions or divestitures. A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. For Awards intended to comply with Section 162(m), the measures used in setting Performance Criteria under the Plan for any given Award will, to the extent applicable, be determined either in accordance with generally accepted accounting principles (“GAAP”) or not in accordance with GAAP, without regard to (1) extraordinary or nonrecurring items, (2) the impact of any change in accounting principles that occurs during the Performance Period (or that occurred during any period that the Performance Period is being compared to) and the cumulative effect thereof (provided that the Administrator may (as specified by the Administrator within the Applicable Period) either apply the changed accounting principle to all periods referenced in the Award, or exclude the changed accounting principle from all periods referenced in the Award), (3) goodwill and other intangible impairment and/or amortization charges, (4) gains or charges associated with discontinued operations or with the obtaining or losing control of a business, (5) gains or charges related to the sale or impairment of assets, (6)(i) all transaction costs directly related to reorganizations, acquisitions and/or divestitures, (ii) all restructuring charges directly related to reorganizations, acquisitions and/or divestitures, (iii) all charges and gains arising from the resolution of contingent liabilities related to a reorganization, acquisition and/or divestiture, and (iv) all other charges directly related to acquisitions, (7) the impact of any discrete income tax charges or benefits identified during the Performance Period (or during any period that the Performance Period is being compared to), (8) stock based compensation, (9) gains or losses on investments, (10) duplicate lease costs, (11) other objective income, expense, asset, and/or cash flow adjustments as may be consistent with the purposes of the Performance Criteria set for the given Performance Period and specified by the Administrator within the Applicable Period, and (12) the tax effects of the foregoing; and provided further that the Administrator in its sole discretion and within the Applicable Period may determine that any or all of the carve-outs described in subsections (1) through (12) shall not be excluded from the measures used to determine the Performance Criteria for a particular Performance Period or shall be modified, and/or may determine to exclude other items from such measures for such Performance Period.

“Performance Period” means a period for which Performance Criteria are set and during which performance is to be measured to determine whether a participant is entitled to payment of an Award under the Plan. A Performance Period may coincide with one or more complete or partial calendar or fiscal years or quarters of the Company. Unless otherwise designated by the Administrator, the Performance Period will be based on the calendar year.

“Plan”: Forrester Research, Inc. Amended and Restated 2006 Equity Incentive Plan as from time to time amended and in effect.

“Prior Plan”: Forrester Research, Inc. 1996 Amended and Restated Equity Incentive Plan, as amended and in effect prior to the Effective Date.

“Restricted Stock”: Stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in shares of Stock of equivalent value) equal to the excess of the fair market value of the shares of Stock subject to the right over the fair market value of such shares at the date of grant.

“Section 409A”: Section 409A of the Code.

“Section 422”: Section 422 of the Code.

“Section 162(m)”: Section 162(m) of the Code.

“Stock”: Common Stock of the Company, par value $.01 per share.

“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Time, on May 8, 2012.

Vote by Internet • Go to www.envisionreports.com/FORR • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2, 3, and 4.

1. Election of Directors:	For	Withhold		For	Withhold	+
01 - Robert M. Galford	☐	☐	02 - Gretchen G. Teichgraeber	☐	☐

*To elect two Class III directors to serve until the 2015 Annual Meeting of Stockholders.

	For	Against	Abstain		For	Against	Abstain
2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2012.	☐	☐	☐	4. To approve an amendment of the Forrester Research, Inc. 2006 Equity Incentive Plan and related items.	☐	☐	☐

3. To approve, by non-binding vote, Forrester Research, Inc. executive compensation.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

01FUXB

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy - Forrester Research, Inc.

Proxy Solicited on Behalf of the Board of Directors of the Company for an Annual Meeting, May 8, 2012

The undersigned appoints George F. Colony and Gail S. Mann, and each of them, as proxies, each with the power of substitution, and authorizes them to represent and vote all shares of common stock of Forrester Research, Inc. held by the undersigned at the Annual Meeting of Stockholders to be held at the offices of Forrester Research, Inc., 60 Acorn Park Drive, Cambridge, MA 02140 at 10:00 a.m. on Tuesday, May 8, 2012, or any adjournments thereof, for the purposes set forth on the reverse side.

This proxy when properly executed will be voted in the manner directed by the undersigned stockholder(s). If no contrary direction is made, the proxy will be voted FOR proposals 1, 2, 3, and 4.

(Continued and to be voted on reverse side.)